EXHIBIT 10.30

ASSET AND SHARE PURCHASE AGREEMENT

This ASSET AND SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2008, by and among Methode Electronics, Inc., a Delaware corporation (“Methode”); and Hetronic Holding LLC, an Oklahoma limited liability company (“Hetronic Holding”), Hetronic International, Inc., an Oklahoma corporation (“Hetronic International”), Hetronic USA Inc., an Oklahoma corporation (“Hetronic USA”), Hetronic West, Inc., an Oklahoma corporation (“Hetronic West”), Hetronic Europe GmbH, a German company with limited liability (“Hetronic Europe”), Hetronic Malta Limited, a limited liability company incorporated and registered in Malta with registration number C16025 (“Hetronic Malta”), and Max Heckl (the “Shareholder”).  Hetronic International, Hetronic USA, Hetronic West, Hetronic Europe and Hetronic Malta are herein sometimes referred to individually as a “Seller” and collectively, on a joint and several basis, as the “Sellers.” The Sellers, Hetronic Holding and the Shareholder are herein sometimes referred to individually as a “Selling Party” and collectively, on a joint and several basis, as the “Selling Parties.”  Capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Appendix of Definitions attached hereto and made a part hereof.

RECITALS:

WHEREAS, the Shareholder is the record and beneficial owner of ninety seven percent of the outstanding membership interest of Hetronic Holding, which in turn directly or indirectly holds all or a substantial majority of the stock or other equity interest in each of the Sellers and Hetronic Asia Manufacturing & Trading Corp., a corporation incorporated in the Republic of the Philippines (“Hetronic Asia,” together with the Sellers, collectively the “Target Companies” and each, individually, a “Target Company”);

WHEREAS, Hetronic Holding is the record and beneficial owner of seventy nine thousand four hundred eighty (79,480) shares, par value of One Hundred Philippine pesos per share, of the issued and outstanding stock of Hetronic Asia (the “Purchased Shares”);

WHEREAS, the individuals identified on Schedule 5.4.2 hereto (each an “Management Shareholder” and collectively the “Management Shareholders”) are collectively the record and beneficial owners of three thousand twenty (3,020) shares, par value of One Hundred Philippine pesos per share, of the issued and outstanding stock of Hetronic Asia (the “Management Shares” and, together with the Purchased Shares, the “Hetronic Asia Shares”);

WHEREAS, the Management Shareholders and Hetronic Holding (each a “Hetronic Asia Shareholder” and collectively the “Hetronic Asia Shareholders”) are the beneficial owners of all of the Hetronic Asia Shares;

WHEREAS, the Target Companies are engaged in the business of developing, manufacturing, marketing and selling radio remote control products for use in applications such as tower cranes, overhead cranes, concrete pumps, work platforms, container handling equipment and other specialty equipment;

WHEREAS, Methode has or will form Subsidiaries in the various jurisdictions in which the Sellers have assets or are engaged in business and will designate one or more such Subsidiaries (or Methode itself) as the “Buyer” or “Buyers” pursuant to Section 8.3.3 below (individually, each a “Buyer” and, collectively, the “Buyers”);

WHEREAS, Hetronic Holding wishes to sell, transfer and assign to the Buyers, and the Buyers wish to purchase from Hetronic Holding, all of the Purchased Shares in exchange for the consideration set forth herein upon and subject to the terms and conditions herein set forth;

WHEREAS, the Sellers wish to sell, transfer and assign to the Buyers, and the Buyers wish to purchase from the Sellers, substantially all of the Sellers’ assets and properties (other than the Excluded Assets) and to assume certain specified liabilities of Sellers in exchange for the consideration set forth herein upon and subject to the terms and conditions herein set forth; and

WHEREAS, Hetronic Holding owns all of the issued and outstanding capital stock of Hetronic Deutschland GmbH, a German company with limited liability formerly known as Hetronic Steuersysteme GmbH (“Hetronic Deutschland”), which the parties acknowledge is not included among the Sellers and is not selling its assets or properties;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows.

1.             PURCHASE AND SALE OF ASSETS AND SHARES.

1.1.          Agreement to Purchase and Sell Assets. Subject to the terms and conditions contained herein, each of the Sellers agrees to sell, assign, transfer, convey and deliver to the Buyers, and Methode agrees to cause a Buyer to acquire from each of the Sellers, at the Closing, free and clear of all claims or Liens of any nature whatsoever, (except as otherwise disclosed in and permitted by this Agreement), all right, title and interest in and to all of their respective assets and properties wherever situated, except for those assets and properties specifically excluded by Section 1.3 hereof (the “Purchased Assets”). The Purchased Assets shall include, but not be limited to, the following:

1.1.1.       Machinery and Equipment.  All machinery and equipment (including spare parts), vehicles, fixtures, capital works in process, tools, dies, patterns, molds, furniture, data processing hardware, computer and systems hardware and telephone system equipment and office equipment and supplies and similar tangible personal property (including any of the foregoing which have been purchased subject to any conditional sales or title retention agreement in favor of any other Person) employed or utilized by Sellers, as the same may exist at the Closing, and including the property described in Schedule 1.1.1 hereto, and all rights to computer software embedded in or installed upon the foregoing.

1.1.2.       Receivables.  The Receivables of the Sellers as the same may exist at the Closing, including all Receivables payable by any Target Company to any Seller, together with Hetronic Malta’s right to receive payment under the note receivable payable by Hetronic Asia to Hetronic Malta under the loan agreement dated August 5, 2004 between Hetronic Asia and Hetronic Malta, as amended (the “Asia-Malta Receivable”).

1.1.3.       Inventories.  All Inventories of the Sellers as the same may exist at the Closing, together with all rights against suppliers of such Inventories and all bills of lading, warehouseman’s receipts and other instruments or documents representing rights to any item of Inventory in the possession of third parties.

1.1.4.       Contract and Other Rights.  All of the Seller’s rights and interests in, to and under all Contracts between it or them and any other party or parties and all Contracts which have been acquired by it or them by assignment or in any other manner (whether or not disclosed or required to be disclosed in any schedule hereto), including the Contracts described in Schedule 1.1.4 hereof, and all rights of any of the Sellers thereunder; all prepayments and deposits thereunder, and all claims, rights and causes of action of Sellers arising thereunder against the other party to each such Contract and all other claims, rights and causes of action of the Sellers against third parties.

1.1.5.       Intellectual Property and Proprietary Rights.  All Intellectual Property owned by, licensed by or used by any Seller, including all Intellectual Property incorporated into the radio remote control products developed, manufactured, marketed or sold by the Sellers, the corporate and trade name “Hetronic,” derivatives and all telephone numbers of the Sellers, including those rights described in Schedule 5.19 hereto.

1.1.6.       Records.  All books, records (including records relating to Inventories of the Target Companies, all maintenance reports and repair logs relating to any other Acquired Assets), customer lists, personnel files, laboratory notebooks, budgets, plans, projections, reports and documentation (including call reports, customer and regulatory correspondence) and other current or historical files of Sellers and all confidential or proprietary information embodied thereby or relating thereto (collectively, the “Acquired Records”).

1.1.7.       Other Assets.  All other assets of the Sellers, whether real, personal, or tangible, intangible or mixed and whether or not reflected in the Financial Statements or on the books or records of the Sellers, including all goodwill arising from or in connection with the business of the Sellers, deposits under all leases and any prepaid expenses and other deposits or rights of Sellers, permits and licenses (including rights to club memberships, sky boxes arrangements and tickets) to the extent transferable under law, and all of Sellers’ choses in action, causes of action and judgments, express and implied warranties and existing and inchoate claims, rights and remedies related to any of the foregoing.

1.2.          Agreement to Purchase and Sell Shares. Subject to the terms and conditions contained herein, Hetronic Holding agrees to sell, assign, transfer, convey and deliver to the Buyer designated by Methode, and Methode agrees to cause a Buyer to acquire from Hetronic Holding, at the Closing, free and clear of all claims or Liens of any nature whatsoever, all right, title and interest in and to the Purchased Shares.

1.3.          Excluded Assets.  Notwithstanding anything to the contrary contained herein, the following assets shall not be sold to the Buyers pursuant to Section 1.1 and all of such Excluded Assets shall be retained by the Sellers (the “Excluded Assets”):

1.3.1.       Certain Cash, Cash Equivalents and Investments.  All of the petty cash, cash on deposit in banks or other financial institutions, prepaid accounts and security deposits of Sellers and other cash equivalents of Sellers, and any prepayments for Taxes; and all certificates of deposit, bonds, stock and other securities and investments of Sellers (other than the Purchased Shares), including the stock issued by any Seller held by the Shareholder or any other Seller (other than the Purchased Shares).

1.3.2.       Excluded Contracts.  All of the Sellers’ rights, Liabilities and interests in, to and under (a) the Contracts described on Schedule 1.3, (b) Contracts between any of the Selling Parties and third parties with whom any of the Selling Parties have discussed the potential sale of the Purchased Assets (or any substantial portion thereof), or the securities of any of the Selling Parties pursuant to which such third parties have agreed to preserve the confidentiality of information relating to the business of the Sellers disclosed in the course of such discussions (the “Existing NDAs”), (c) letters of intent and similar Contracts between any of the Selling Parties and third parties pursuant to which the Selling Parties have discussed the potential sale of the Purchased Assets (or any substantial portion thereof), or the securities of any of the Selling Parties, and (d) this Agreement and any other additional Contracts executed and delivered in connection with this Agreement.

1.3.3.       Corporate and Tax Documents.  All rights in and to each Seller’s corporate seal and other corporate documents and records of the Sellers, including the corporate minute books, books and records relating to the Taxes of the Sellers and all confidential or proprietary information embodied thereby or relating thereto (collectively, the “Excluded Records”).

1.3.4.       Employee Plans.  All rights in and to the Employee Plans maintained by the Sellers and the underlying Contracts.

1.3.5.       Insurance Policies.  All of the Sellers’ rights in and to the insurance policies maintained by the Sellers.

1.3.6.       Certain Affiliate Obligations. Any debt, obligation, Indebtedness or other Liability arising outside the Ordinary Course of Business and owed or otherwise payable by any of the other Selling Parties to any Seller, including Hetronic Malta’s right to receive payment under the note receivable payable by Hetronic Deutschland to Hetronic Malta; provided that, notwithstanding the foregoing, Hetronic Malta’s right to receive payment under the Asia-Malta Receivable is acknowledged to be a Purchased Asset.

1.3.7.       Hummer. One Hummer and one Ford Mustang.

1.3.8.       Other Excluded Assets.  All rights in the assets and properties described on Schedule 1.3.

1.4.          Documentation.  In order to effectuate the sale, conveyance, transfer and assignment contemplated by Sections 1.1 and 1.2 hereof, the Selling Parties shall execute and deliver on the Closing Date (or, if requested by Methode, after the Closing) all such warranty deeds, bills of sale and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest or confirm in the Buyer(s) marketable title to all right, title and interest of the Selling Parties in and to all of the Purchased Assets and Purchased Shares, all of which documents shall be prepared by counsel for Methode and the Buyers acting reasonably, which documents may include (i) separate instruments of conveyance for each Seller for each class of assets in each jurisdiction in which Purchased Assets are located, (ii) certificates of title or similar instruments duly endorsed by the applicable the Selling Party in favor of the Buyer designated by Methode, and (iii) duly endorsed stock certificates and/or instruments of assignment conveying to a Buyer designated by Methode (and/or one or more individuals nominated by Methode) all right, title and interest in the Purchased Shares.

2.             CONSIDERATION.

2.1.          Purchase Price.  Subject to the terms and conditions contained herein, in consideration of the Sellers’ sale of the Purchased Assets and Hetronic Holding’s sale of the Purchased Shares to the Buyers at the Closing, the Buyers shall assume, pay, perform and discharge, when and as due, the Assumed Liabilities and Methode shall pay on behalf of the Buyers, or cause the Buyers to pay, to the Selling Parties the aggregate consideration (the “Purchase Price”) of Fifty Three Million Six Hundred Thirty Eight Thousand Six Hundred Seventy Three United States Dollars ($53,638,673), subject to post-Closing adjustment as provided in Section 2.2.  The Purchase Price shall be payable as provided in Section 4.3, subject to adjustment as provided in Section 2.3.

2.2.          Reconciliation of Net Book Value.

2.2.1.       June 30 Statement.  Exhibit A sets forth the book value of the Acquired Assets, as they existed on June 30, 2008, less the book value of the Acquired Liabilities, as they existed on June 30, 2008 (the “June 30 Net Book Value”), calculated consistent with the historical practice of the Selling Parties in preparing the Financial Statements (the “Historic Accounting Principles and Procedures”).

2.2.2.       Closing Statement.  Promptly following the Closing Date, the Shareholder shall direct HSPG & Associates, P.C. (the “Seller’s Accountant”) to prepare and submit to Methode a statement (the “Closing Statement”) setting forth the book value of the Acquired Assets, as they exist at the Closing Date, less the book value of the Acquired Liabilities, as they exist at the Closing Date (“Closing Net Book Value”).  In each case, the book value of Acquired Assets and the Acquired Liabilities shall be determined in accordance with the Historic Accounting Principles and Procedures (except that an accrual shall be made for earned vacation). The Closing Statement and the schedules thereto shall show in reasonable detail the means by which Closing Net Book Value was calculated (including listings of Acquired Assets and the Acquired Liabilities).  The Shareholder shall direct Seller’s Accountant to submit the Closing Statement as soon as reasonably practical after the Closing and in no event later than ninety days following the Closing Date. Methode shall provide to Seller’s Accountant all information reasonably requested by Seller’s Accountant and take all other reasonable actions required for the preparation of the Closing Statement, and Methode shall provide Seller’s Accountant with access to all records of the business of the Target Companies and to all former employees of the Target Companies in order to assist in the preparation of the Closing Statement.

2.2.3.       Disputed Adjustments. Upon receipt of the Closing Statement, Methode and its accountants and representatives shall be permitted during the succeeding thirty (30) day period to examine the accounting records and work papers prepared by Seller’s Accountant in connection with the preparation of the Closing Statement.  If Methode agrees to the Closing Statement delivered by Seller’s Accountant, it shall become the final Closing Statement (the “Final Closing Statement”).  If Methode does not agree that the Closing Statement accurately sets forth the Closing Net Book Value determined in accordance with the Historic Accounting Principles and Procedures (except that an accrual shall be made for earned vacation), Methode shall within thirty (30) days after delivery of the Closing Statement to Methode, prepare and deliver to the Shareholder a detailed list of disputed adjustments, including the amount of each of the adjustment claimed by Methode (the “Disputed Adjustments”) to the Closing Statement.  If Methode fails to deliver a list of Disputed Adjustments within thirty (30) days after the delivery of the Closing Statement to Methode, Methode shall be deemed to have agreed to the Closing Statement.  The Shareholder and Methode shall use their best efforts to resolve any Disputed Adjustments.  If the Shareholder and Methode are able to reach an agreement on the Disputed Adjustments, the Closing Statement shall be amended to reflect such agreement and shall become the Final Closing Statement.  If the Shareholder and Methode are unable to reach an agreement on the Disputed Adjustments within thirty (30) days after receipt of all Disputed Adjustments, then the Shareholder and Methode shall select an Independent Accounting Firm in accordance with Section 2.4 and shall cause such Independent Accounting Firm to review the Disputed Adjustments and determine the final value of each of the Disputed Adjustments in a prompt manner (and in any event within sixty (60) days of receipt of the Disputed Adjustments).  In making such determination, the Independent Accounting Firm shall only apply the Historic Accounting Principles and Procedures (except that an accrual shall be made for earned vacation).  In making such determination, the Independent Accounting Firm shall consider only the items or amounts in dispute (and any other items or amounts relating thereto), and the determination of each Disputed Adjustment’s value, as so computed, shall not, in any event,  exceed the amount of dollars claimed by Methode.  The Closing Statement shall then be amended to reflect the determination of the final value of each of the Disputed Adjustments and shall become the Final Closing Statement.  The Final Closing Statement shall be deemed to be and shall be conclusive and binding on the parties to this Agreement for purposes of determining the Closing Net Book Value.

2.3.          Settlement.  In the event that the Closing Net Book Value set forth on the Final Closing Statement is less than the June 30 Net Book Value plus One Million Five Hundred Thousand United States Dollars ($1,500,000), the Purchase Price shall be reduced by an amount equal to such shortfall (the “Adjustment Amount”); provided that the Adjustment Amount shall not exceed the funds in the Net Book Value Escrow Account.  Within twenty (20) calendar days after the Final Closing Statement is determined and becomes final, the parties shall jointly instruct the Escrow Agent to (i) pay the Adjustment Amount (if any) to Methode out of the funds in the Net Book Value Escrow Account by wire transfer in accordance with the instructions provided by Methode, and then (ii) release any remaining funds in the Net Book Value Escrow

Account to the Selling Parties by wire transfer in accordance with the instructions provided by the Shareholder.  The parties acknowledge and agree that the Selling Parties shall have no obligation to pay to Methode any portion of the Adjustment Amount not covered by the Net Book Value Escrow Account, that Methode shall look solely to the Net Book Value Escrow Account for payment of the Adjustment Amount and that the Selling Parties shall be and hereby are released from any portion of the Adjustment Amount that exceeds the Net Book Value Escrow Account.

2.4.          Independent Accounting Firm.

2.4.1.       Selection. The “Independent Accounting Firm” shall be the firm of certified public accountants of national or regional standing mutually agreed by Methode and Shareholder.  In the event that the Shareholder and Methode are unable to agree upon the selection of the Independent Accounting Firm, either party may provide written notice to the other, in which case the Shareholder shall select a firm of certified public accountants of national or regional standing and Methode shall select a firm of certified public accountants of national or regional standing, and the two firms so selected shall select a third firm of certified public accountants of national or regional standing which Methode shall retain to act as the Independent Accounting Firm.  In the event that an Independent Accounting Firm selected hereunder is or becomes unwilling to perform the duties assigned to such Independent Accounting Firm hereunder or the Shareholder and Methode agree that the Independent Accounting Firm should be replaced, the parties shall select replacement Independent Accounting Firm in the same manner as specified in this Section 2.4 for the original Independent Accounting Firm.

2.4.2.       Independent Accounting Firm Fees and Expenses. The fees, costs and expenses of the Seller’s Accountant in preparing the Closing Statement shall be shared equally by Methode and the Shareholder. The fees, costs and expenses of any Independent Accounting Firm in assisting with the resolution or in resolving any Disputed Adjustments shall be born by Methode if the Closing Net Book Value is unchanged as a result of such resolution and by the Shareholder if the Closing Net Book Value decreases as a result of such resolution.

2.5.          Allocation of Purchase Price.  Attached as Schedule 2.5 is the parties good faith determination of the allocation of the Purchase Price among the Purchased Assets and Purchased Shares, by jurisdiction and by asset category, in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  Within thirty (30) calendar days after the Final Closing Statement is determined and become final, Methode shall determine and deliver to the Shareholder, Methode’s good faith determination of the allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets and Purchased Shares, by jurisdiction and by asset category, after adjustment to reflect the final determination of the Closing Net Book Value in accordance with Section 2.3, which adjusted allocation shall be made in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), and which allocation shall be binding upon Methode and the Selling Parties.  Methode and the Selling Parties and their Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all tax purposes consistent with such allocation.  Neither Methode nor the Selling Parties shall take any position (whether in tax audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

3.             ASSUMED LIABILITIES AND EXCLUDED LIABILITIES.

3.1.          Assumed Liabilities. On the terms and subject to the conditions contained herein, at the Closing, the Buyers shall assume and agree to perform and discharge when and as due the liabilities and obligations set forth in Sections 3.1.1, 3.1.2 and 3.1.3 as the same may exist at the Closing Date, and no others (the “Assumed Liabilities”):

3.1.1.       Accounts Payable and Ordinary Course Liabilities.  The current liabilities consisting of accounts payable and accrued expenses of the Sellers arising in the Ordinary Course of Business (including accounts payable of the Sellers payable to other Target Companies solely to the extent that such payables are included in the Acquired Assets as Receivables of the applicable Target Company payee) as they exist at the Closing Date, in each case to the extent reflected on the Final Closing Statement.

3.1.2.       Executory Agreements.  Liabilities and obligations which exist at or accrue following the Closing Date under the Contracts described in Section 1.1.4 hereof, but excluding (i) Contracts required to be disclosed in Schedule 5.11, Schedule 5.12, Schedule 5.17 or Schedule 5.22 and not disclosed thereon, and (ii) Contracts described in Section 1.3 hereof.

3.1.3.       Warranty Claims.  The warranty obligations of the Sellers pending as of or arising after the Closing Date under the Hetronic Warranties identified on Schedule 5.24 for finished goods or components or parts sold by the Sellers in the ordinary course on or prior to the Closing Date or for Inventory acquired by Buyers from any Seller hereunder and subsequently sold by Buyer (collectively, the “Assumed Warranty Claims”).

3.2.          Excluded Liabilities.  Except as specifically provided in Section 3.1 hereof, neither Methode nor any Buyer shall assume, or in any way become liable for, any Liabilities of the Selling Parties of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date, which Liabilities, if ever in existence, shall continue to be Liabilities of the Selling Parties (the “Excluded Liabilities”).

4.             CLOSING.

4.1.          Closing.  The consummation of the purchase and sale of the Purchased Assets and Purchased Shares as contemplated by this Agreement (the “Closing”) shall take place on September 30, 2008, subject to the satisfaction or waiver of all of the conditions to the Selling Parties’ and Methode’s obligations to close set forth in Section 8, or on such other date as may be mutually agreed upon by Methode and the Shareholder (the “Closing Date”).  The Parties anticipate the Closing Date to occur on the date of execution and delivery of this Agreement.

4.2.          Closing Deliverables. At the Closing, (i) the Selling Parties will deliver to Methode the various agreements, certificates, opinions and documents referred to in Section 8.2, (ii) Methode will deliver to the Selling Parties the various agreements, certificates, opinions and documents referred to in Section 8.3, (iii) the Sellers will transfer, assign, convey and deliver to Methode instruments of assignment conveying all right, title and interest in the Purchased Assets, free and clear of all Liens, (iii) the Selling Parties will transfer, assign, convey and deliver to Methode instruments of assignment conveying all right, title and interest in the Purchased Shares, free and clear of all Liens, and (v) Methode will pay the Closing Payment as provided in Section 4.3.

4.3.          Closing Payment. At the Closing, Methode shall deliver, or cause the Buyers to deliver, the sum of Fifty Three Million Six Hundred Thirty Eight Thousand Six Hundred Seventy Three United States Dollars ($53,638,673) (the “Closing Payment”) as follows:

(a)           Methode shall deliver, or cause the Buyers to deliver, the sum of Five Million Dollars ($5,000,000) to JPMorgan Chase Bank, National Association (the “Escrow Agent”) to be held in the account designated as the “Indemnity Escrow Account” under the Escrow Agreement (the “Indemnity Escrow Account”).

(b)           Methode shall deliver, or cause the Buyers to deliver, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) to the Escrow Agent to be held in the account designated as the “Net Book Value Escrow Account” under the Escrow Agreement (the “Net Book Value Escrow Account”).

(c)           after payment of the foregoing amount, Methode shall pay, or cause the Buyers to pay, any amounts identified in the Payoff Letters delivered pursuant to Section 8.2.5 (if any) as required to discharge all Liabilities owed to the Persons issuing such Payoff Letters, such amounts to be paid in accordance with the instructions set forth in such Payoff Letters;

(d)           after payment of the foregoing amounts, Methode shall pay, or cause the Buyers to pay, to the Selling Parties the remainder of the Closing Payment in cash, payable by wire transfer in accordance with wire instructions provided by the Shareholder in writing at least five business days prior to the Closing Date (which wire instructions may designate a single account to which payment to all Selling Parties is to be made on an aggregate basis).

4.4.          Location and Effective Time of Closing.  The Closing shall be held by exchange of documents by facsimile or by e-mail in portable document format (or other mutually acceptable format), provided that if the Parties elect for a physical Closing for all or a portion of the transaction, it shall be held at the offices of Hetronic International, 3000 NW 149th Street, Oklahoma City, Oklahoma 73134, USA, or such other location as may be agreed by the parties. The Closing shall be held at 1:00 p.m. (Oklahoma City time) on the Closing Date or such other time as may be agreed by the parties. Title to the Purchased Assets and Purchased Shares shall be deemed to have been transferred to the Buyers at 11:59 p.m. (Oklahoma City time) on the Closing Date.

5.             REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES.

As an inducement for Methode to enter into this Agreement, each of the Selling Parties, jointly and severally, represents and warrants to Methode as follows:

5.1.          Organization and Good Standing.  Each Target Company is an organization of the nature identified in Schedule 5.1 and is duly organized, validly existing and in good standing under the laws of the jurisdiction identified in Schedule 5.1, and has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.  Each Target Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities or the ownership or leasing of property requires such qualification, and such jurisdictions are listed on Schedule 5.1.

5.2.          Enforceability and Authorization.  Each Selling Party and Hetronic Asia has all necessary corporate power and authority to execute and deliver all agreements and documents to be executed and delivered by it pursuant to this Agreement, and to consummate the transactions contemplated thereby.  The execution, delivery and performance of the agreements and documents to be executed and delivered pursuant to this Agreement, and the consummation of the transactions contemplated thereby, have been duly approved and authorized by all necessary corporate, company or similar actions on behalf of each Selling Party and Hetronic Asia.  All agreements and documents to be executed and delivered by each Selling Party and Hetronic Asia pursuant to this Agreement will constitute, the valid and binding agreements of such Selling Party and Hetronic Asia, as applicable, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3.          No Conflict; Consents.  Except as set forth on Schedule 5.3 hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, or result in a cancellation of or right to cancel, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or Liability affecting the Acquired Assets, Purchased Shares or Hetronic Asia, or result in the creation or imposition of any Lien upon the Acquired Assets or Purchased Shares under: (a) any term or provision of the Organizational Documentation of any Selling Party or Hetronic Asia; (b) any judgment, decree, order, regulation or rule of any court or other Governmental Authority; (c) any Law; or (d) any Contract to which any Selling Party or Hetronic Asia is a party or by which any Selling Party, Hetronic Asia or the Acquired Assets are bound. Neither the execution and delivery of this Agreement by the Selling Parties, nor of any other agreement or document to be executed and delivered by them pursuant hereto, nor the consummation by them of the transactions contemplated hereby or thereby will cause any change in the rights or obligations of any party under any Contract to which any Target Company is a party to or by which any Target Company or the Acquired Assets or the Purchased Shares are bound that have a material effect upon the Acquired Assets or the Purchased Shares.

Except as set forth on Schedule 5.3 hereto, no consent of, or notice to, any Governmental Authority or any other Person is required to be obtained or given by any Selling Party or Hetronic Asia in connection with the execution, delivery or performance of this Agreement by any Selling Party or any other agreement or document to be executed, delivered or performed hereunder by any Selling Party, or to enable the Buyers and Hetronic Asia to continue to conduct the business of the Target Companies after the Closing in the manner in which they are currently conducted.

5.4.          Capitalization and Ownership; Corporate Matters.

5.4.1.       Ownership of Sellers.  The Shareholder is the record and beneficial owner of ninety seven percent (97%) of the outstanding membership interest of Hetronic Holding and Monika Heckl Trust, Nichole Heckl Trust and Torsten Rempe are each the record and beneficial owner of one percent (1%) of the outstanding membership interest of Hetronic Holding.  Except as set forth on Schedule 5.4.1, (i) Hetronic Holding is the record and beneficial owner of all of the issued and outstanding shares, capital stock, or other applicable equity or other proprietary interests of Hetronic Deutschland, Hetronic Europe, Hetronic Malta and Hetronic USA, and (ii) Hetronic USA is the record and beneficial owner of all of the issued and outstanding shares, capital stock, or other applicable equity or other proprietary interests of Hetronic West.

5.4.2.       Capitalization and Ownership of Hetronic Asia.  The authorized capital stock of Hetronic Asia consists of Eight Million Two Hundred Fifty Thousand pesos (P8,250,000) in lawful money of the Philippines divided into Eighty-Two Thousand Five Hundred (82,500) shares with the par value of One Hundred Philippine pesos (P100) per share, of which Eighty-Two Thousand Five Hundred (82,500) shares are issued and outstanding and constitute the Hetronic Asia Shares.  Schedule 5.4.2 hereto sets forth each record and beneficial owner and holder of any shares of the issued and outstanding stock of Hetronic Asia, together with the number of shares held by each such holder.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Hetronic Asia.  Without limitation to the foregoing, Hetronic Asia has no outstanding subscriptions, options, warrants, rights or other Contracts granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any stock, equity securities or other securities issued by or issuable by Hetronic Asia (including any securities convertible into or exchangeable for any of the foregoing), or any interest therein; or requiring Hetronic Asia to repurchase, reacquire, redeem or retire any stock, equity securities or other securities. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Hetronic Asia.  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the stock of Hetronic Asia. Each Hetronic Asia Shareholder has valid and marketable title to the Purchased Shares identified as owned by such Hetronic Asia Shareholder, free and clear of all Liens. No legend or other reference to any purported Liens appears upon any certificate representing Hetronic Asia Shares. All of the Hetronic Asia Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Hetronic Asia. None of the Hetronic Asia Shares are issued in violation of any Law. There are no subscriptions, options, warrants, rights or other agreements granting to any Person any interest in or right to acquire from any of the Hetronic Asia Shareholders at any time, or upon the happening of any stated event, any Hetronic Asia Shares or any interest therein.

5.4.3.       Hetronic Asia Company Matters.  True, correct and complete copies of the Organizational Documentation, minute books and stock records of Hetronic Asia have been furnished to Methode.  Hetronic Asia has no Subsidiaries and Hetronic Asia does not own, directly or indirectly, or have any Contract to acquire, any stocks, bonds or securities or any equity or other proprietary interest in any corporation, partnership, limited liability company, joint venture, business enterprise or other entity of any nature whatsoever. Schedule 5.4.3 sets forth: (i) a list of all accounts and deposit boxes maintained by Hetronic Asia at any bank or other financial institution and the names of the individuals authorized to effect transactions in such accounts and with access to such boxes; (ii) all agreements or commitments of Hetronic Asia guaranteeing the payment of money or the performance of other contracts by any other Person, and (iii) the names of all Persons holding general or special powers of attorney from Hetronic Asia, together with a summary of the terms thereof. Schedule 5.4.3 hereto sets forth the names and positions of each officer and director of Hetronic Asia.

5.5.          Financial Statements.  Schedule 5.5 hereto contains true and complete copies of the following financial statements (collectively, the “Financial Statements”) (i) the unaudited consolidated balance sheets of the Target Companies and Hetronic Deutschland, together with the related statements of income at and for each of the three (3) consecutive fiscal years ended December 31, 2007; and (ii) the unaudited consolidated balance sheets of the Target Companies and Hetronic Deutschland, together with the related statements of income at and for the quarterly periods ended March 31, 2008 and June 30, 2008 (the “Interim Financial Statements”).

Except as disclosed on Schedule 5.5, the Financial Statements: (i) were prepared in accordance with the books of account and other financial records of the Target Companies and Hetronic Deutschland, (ii) are accurate, correct and complete in all material respects and fairly present the assets, Liabilities and financial condition of the Target Companies and Hetronic Deutschland as at the respective dates thereof, and the results of operations for the periods then ended, and (iii) have been prepared on a consistent basis with the past practices of the Target Companies and Hetronic Deutschland.

In addition, Schedule 5.5 hereto contains true and complete copies of the monthly management reports for each monthly period completed since the date of the last Interim Financial Statement and such management reports were prepared in accordance with the books of account and other financial records of the Target Companies.

5.6.          Books and Records.  The books of account and other financial records of the Target Companies, all of which have been made available to Methode, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound and customary business and accounting practices including the maintenance of an adequate system of internal controls.

5.7.          No Undisclosed Liabilities.  Hetronic Asia does not have any Liabilities of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not reflected, reserved against or given effect to in the Interim Financial Statements except: (a) Liabilities incurred in the Ordinary Course of Business since the dates of the last Interim Financial Statement, which are of the same nature as those set forth in the Interim Financial Statements, and which are not, individually or in the aggregate, material to Hetronic Asia, and

(b) Liabilities which are specifically disclosed in Schedule 5.7.  To Sellers’ Knowledge, there is no basis for assertion against Hetronic Asia of any Liabilities not adequately reflected, reserved against or given effect to in the Interim Financial Statements or in Schedule 5.7, except for Liabilities described in clause (a) above.

5.8.          Absence of Certain Changes.  Except as disclosed in Schedule 5.8 or the Financial Statements, since December 31, 2007, the business and operations of the Target Companies have been conducted in the ordinary course consistent with past practices and, without limiting the foregoing, there has not been:

(a)           any material adverse change in the condition (financial or otherwise) of the properties, assets, Liabilities or results of operation of the Target Companies, or any event, occurrence, development, state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           any damage, destruction or loss (whether or not covered by insurance) affecting the properties, assets, Liabilities, financial condition, results of operations or business prospects of the Target Companies that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)           any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Target Companies, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(d)           any material change in the customary methods of operations of the Target Companies, including practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

(e)           any declaration, setting aside, or payment of any dividend or other distribution, or any direct or indirect redemption, retirement, purchase or other acquisition of any shares, capital stock, or other applicable equity or other proprietary interests, or any issuance of shares, capital stock, or other applicable equity or other proprietary interests or the granting, issuance or exercise of any right, warrant, option or similar commitment relating to any issued and outstanding shares, capital stock, or other applicable equity or other proprietary interests, other than cash dividends or cash distributions in accordance with law;

(f)            any increase in the compensation, benefits, commissions or perquisites payable or to become payable by any Target Company to any director, officer, employee, or agent of any Target Company, or any payment of or agreement to pay any bonus, profit sharing or other extraordinary compensation to any employee of any Target Company (other than any such increase or payment to Persons that were paid or that become payable in the Ordinary Course of Business);

(g)           any establishment, adoption or amendment of (i) a severance or termination pay plan or agreement for any director, officer or employee of any Target Company, or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (ii) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of any Target Company;

(h)           any material change in the accounting methods or practices or in any method of tax accounting followed by any Target Company or any change in depreciation or amortization policies or rates theretofore adopted;

(i)            any material write-up or write-down of the value of any Inventories or revaluation any assets of any Target Company, other than in the Ordinary Course of Business;

(j)            any cancellation or release of any Indebtedness owed to or Claims held by any Target Company;

(k)           any sale, lease, abandonment or other disposition by any Target Company, other than in the Ordinary Course of Business, of any machinery, equipment or other operating properties, or any intangible assets owned, leased or licensed by any Target Company;

(l)            any incurrence, assumption or guarantee by any Target Company of any Indebtedness;

(m)          any transaction or commitment made, or any Contract entered into, by any Target Company pursuant to which any property or assets of any Target Company is subjected to a Lien;

(n)           any making of any loan, advance or capital contribution to, or investment in any Person;

(o)           any transaction or commitment made, or any Contract entered into, by any Target Company relating to any of its assets or business (including the acquisition or disposition of any assets) or any relinquishment by any Target Company of any Contract or other right, in either case, material to any Target Company, other than transactions and commitments in the Ordinary Course of Business and those contemplated by this Agreement;

(p)           any transaction or commitment made, or any Contract entered into, by any Target Company pursuant to which any Intellectual Property is disclosed to or licensed to any Person, other than transactions and commitments in the Ordinary Course of Business;

(q)           any transaction or commitment made, or any Contract entered into, by any Target Company with a director or officer of any Target Company, any member of the immediate family of any such Persons, or any Person controlled by any of the foregoing Persons; or

(r)            any agreement or commitment on the part of any Target Company to do any of the foregoing.

5.9.          Tax Matters.

5.9.1.       Filing of Tax Returns. All Tax Returns required to be filed by the Target Companies through the date hereof have been, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, in each case subject to such extensions that have been properly obtained by the Target Companies. All such Tax Returns are or will be true and correct and prepared in accordance with applicable Law and properly reflect, or will properly reflect, the Taxes of the Target Companies for the periods covered thereby. Copies of all income tax returns for or in respect of each Target Company for all years not barred by the statute of limitations have heretofore been delivered by the Target Companies to Methode.

5.9.2.       Payment of Taxes. Except as set forth on Schedule 5.9, all Taxes due and payable by the Target Companies with respect to all periods prior to and through the date hereof have been, and through the Closing Date will be, duly and properly computed, reported, fully paid and discharged and there are no unpaid Taxes with respect to any period prior to and through the date hereof, and there will not be any unpaid Taxes with respect to any period through the Closing Date, which are or could become a Lien on any Acquired Assets or the Purchased Shares, except for current Taxes not yet due and payable.

5.9.3.       Assessments or Investigations. None of the Target Companies has received any notice of assessment or proposed assessment by the IRS or any other Governmental Authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against any Target Company or its properties.  No Target Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  To Sellers’ Knowledge, there has been no intentional disregard of any Law in the preparation of any Tax Return applicable to any Target Company.  No claim has ever been made by a Governmental Authority in a jurisdiction where a Target Company does not pay Taxes or file Tax Returns that such Target Company is or may be subject to Taxes assessed by such jurisdiction.

5.9.4.       Tax Liens. Except as disclosed in Schedule 5.9, there are no Tax Liens on any of the properties or assets of any Target Company, except for liens for current taxes not yet due and payable and, to Sellers’ Knowledge, there is no basis for any additional assessment of any Taxes with respect to any Target Company.  No Target Company has waived any Law fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

5.9.5.       Withholding. Each Target Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or due and owing to any employee, creditor, independent contractor, or other third party and each Target Company has properly reflected the status of all employees and independent contractors in connection therewith as required by all applicable Laws.

5.9.6.       Other Tax Matters. No Target Company is a party to, or bound by, any tax sharing, tax indemnity, tax allocation or similar agreement or arrangement.  No Target Company has ever been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of any state, local or foreign Law (an “Affiliated Group”) filing a consolidated federal income Tax Return (other than the Affiliated Group of which Hetronic Holding is the includible common parent) or has ever incurred any Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise. No Target Company has: (i) filed a consent under Code Sec. 341(f) concerning collapsible corporations; (ii) made any payments and is not obligated to make any payments that will not be deductible to any Target Company under Code Sec. 280G; or (iii) been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).

5.10.        Title to Assets. The Target Companies are the owners of and have good and marketable title to the Acquired Assets, free and clear of Liens, except for: (i) the lien of current taxes not yet due and payable, and (ii) Liens disclosed and described in Schedule 5.10 hereto.  Except as disclosed in Schedule 5.10, the Acquired Assets are usable in the Ordinary Course of Business, are in reasonable condition and repair and conform in all material respects to all applicable Laws relating to their construction, use and operation. Except as disclosed in Schedule 5.10, the Acquired Assets include all assets, properties and rights necessary to conduct the business conducted by the Target Companies substantially in the manner conducted since January 1, 2007 and all assets, properties and rights owned by any of the Selling Parties or their Affiliates and used in the business conducted by the Target Companies since January 1, 2007; provided, however, that Hetronic Deutschland’s distribution and assembly operation is an essential component of the business conducted by the Target Companies, and none of such operations are being acquired because neither the shares or assets of Hetronic Deutschland are included in the Acquired Assets.

5.11.        Real Estate and Leases. The Target Companies do not own, and have not ever owned, any real estate. No Target Company is a party to any oral lease or agreement under which any Target Company is lessee of, or holds or operates, any real estate (including buildings and improvements) (the “Leased Facilities”). Schedule 5.11 lists every written lease or agreement under which any Target Company is lessee of, or holds or operates, any Leased Facility (each a “Facility Lease”). True, correct and complete copies of all Facility Leases have been provided to Methode.  Each Facility Lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto.  No Target Company nor, to Sellers’ Knowledge, any other party thereto is in default in any material respect under a Facility Lease nor, to Sellers’ Knowledge, has any event occurred which with the passage of time or giving of notice or both would constitute such a default.  Except as set forth in Schedule 5.11, no modifications, alterations, improvements or installations to a Leased Facility have been made which would permit the landlord to require material expenditures by the tenant to place such Leased Facility in conformance with requirements arising under or upon expiration or termination of the Facility Lease therefor. Except as set forth in Schedule 5.11, the present maintenance, operation, use and occupancy of the Leased Facilities by the Target Companies does not violate any instrument of record or agreement affecting such Leased Facilities or any Law, including any zoning, subdivision, building, health, environmental, pollution, fire or similar

Law and none of the Target Companies have received any notices from any Governmental Authority in respect to the Leased Facilities that have not been corrected (or are in the process of being corrected and disclosed in Schedule 5.11) and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Leased Facilities are installed and operating and are sufficient to enable the Leased Facilities to continue to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges have been fully paid.  To Sellers’ Knowledge, there is no plan, study, or effort by any Governmental Authority or any non-governmental Person or agency which may adversely affect the present use of the Leased Facilities. No current use by any Target Company of the Leased Facilities or improvement located thereon is dependent on a nonconforming use or other approval from a Governmental Authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the Business. There are no pending condemnation proceedings with regard to all or any part of the Leased Facilities and, to Sellers’ Knowledge, no such proceedings are threatened or contemplated by any Governmental Authority.

5.12.        Material Contracts.  Except as set forth in Schedule 5.12, no Target Company is a party to, or bound by, any Contracts:

(a)           for the sale of products (including raw materials, commodities, supplies, or other personal property) or for the furnishing of services, the performance of which will extend over a period of more than one year, or that involves annual payments in excess of $100,000 or which cannot be canceled by such Target Company without penalty or further payment and without more than thirty (30) days prior notice;

(b)           for the purchase of products or services involving payment of in excess of $100,000 per annum by a Target Company or which cannot be canceled by such Target Company without penalty or further payment and without more than thirty (30) days prior notice;

(c)           for leasing personal property (including leases for office or computer equipment, furniture, fixtures, and vehicles) which require an annual payment in excess of $100,000 or the term of which at any time exceeded one (1) year;

(d)           for the lease of real or personal property to any Person;

(e)           constituting a partnership or joint venture;

(f)            between such Target Company and any Governmental Authority;

(g)           under which it has created, incurred, assumed, or guaranteed any Indebtedness, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(h)           prohibiting such Target Company from freely engaging in business (or in any line of business) anywhere in the world or containing any other restrictive covenant or containing any confidentiality or exclusivity clause or obligation; or requiring such Target Company to engage in affirmative action; or otherwise materially restricting the conduct of the business of such Target Company, except to the extent such Contract is executed in connection with the transactions contemplated hereby;

(i)            for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or which is not cancelable without payment of severance and on fourteen (14) days’ notice or less, or any severance agreement;

(j)            under which it has advanced or loaned any amount to any of its directors, officers, and employees or guaranteed any such loan;

(k)           for the purchase or sale of capital stock membership interests or interests therein, or of securities convertible into or exchangeable for capital stock;

(l)            providing for the services of dealers, distributors, sales representatives or similar representatives;

(m)          relating to the ownership, use or licensing of any Intellectual Property (provided, however, that shrink-wrap licenses whereby such Target Company licenses generally-available off-the-shelf software may be disclosed on Schedule 5.12 by listing only the software name and number of licenses/seats purchased rather than by listing individual licenses), including any current or past grant of, or termination of any grant of, rights in the Target Company Intellectual Property, any development of Target Company Intellectual Property by a third party, or any transfer of rights in any Intellectual Property; or

(n)           which are otherwise material to the Acquired Assets or Hetronic International or the business conducted by the Target Companies utilizing the Acquired Assets.

Except as provided in Schedule 5.12, each Contract to which any Target Company is a party: (i) is legal, valid and binding on the respective parties thereto and is in full force, and (ii) upon the consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or adverse consequence.  No Target Company nor, to Sellers’ Knowledge, any other party thereto, is in breach of, or default under the provisions of any such Contract (except where such default is excused as immaterial and does not give rise to any termination right or penalty under the terms of such Contract).  True, correct and complete copies of all written Contracts disclosed on Schedule 5.12 and accurate descriptions of all oral Contracts disclosed on Schedule 5.12 have been provided to Methode.

5.13.        Receivables.  An aged list of all unpaid Receivables of the Target Companies outstanding as of the most recent practicable date is attached on Schedule 5.13 hereto.  Except as disclosed on Schedule 5.13, all Receivables of the Target Companies, net of any reserves for doubtful accounts, arose from sales in the Ordinary Course of Business, represent legal and valid obligations to the applicable Target Company and are good and collectible in the Ordinary Course of Business within the period specified on Schedule 5.13 and are not subject to any reduction or discount that has been agreed to by any Target Company or, to Sellers’ Knowledge, any dispute, counterclaim, Lien or set-off.

5.14.        Inventories.  All Inventories of the Target Companies reflected on the balance sheet contained in the Interim Financial Statements or acquired since the dates thereof, net of reserves, consist of items of a quality and quantity usable and salable in the Ordinary Course of Business as first quality goods (subject to claims under the Assumed Warranties).  Each item of Inventory reflected on the Financial Statements and the books and records of the Target Companies is valued at cost, provided that each item of Inventory reflected on the Financial Statements and the books and records of Hetronic Malta is valued at the lower of cost or market.  Each Target Company has, and on the Closing Date will have, sufficient amounts of Inventory to conduct its business and such amounts are consistent with its past practices.

5.15.        Litigation.  Except as disclosed in Schedule 5.15, there are no actions, suits, inquiries, proceedings, claims or investigations by or before any Governmental Authority pending or, to Sellers’ Knowledge, threatened against, or involving, the Acquired Assets, the Purchased Shares, the Target Companies, any of their properties, assets or businesses, or any officers or directors of the Target Companies, and, to Sellers’ Knowledge, there is no basis for any such action.  Except as set forth in Schedule 5.15, there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against any Target Company.

5.16.        Insurance.  Schedule 5.16 contains a description of all insurance policies maintained by or on behalf of any Target Company on its properties, assets, business or personnel, in each case specifying (i) the insurer, (ii) the amount of coverage, (iii) the type of insurance, (iv) the policy number, and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since January 1, 2007.  All such policies are (and pending Closing will continue to be) in full force and effect, and no Target Company is in default in any material respect with respect to any provision contained in any insurance policies, and, to Sellers’ Knowledge, no event has occurred that, with notice or lapse of time, could constitute such a default or permit termination of the policy.  No Target Company has failed to give any notice or present any claim under any such policy in due and timely fashion.  To the extent that any Contract to which any Target Company is a party requires any Target Company to maintain a specified level of insurance coverage, such Target Company maintains such required insurance coverage in accordance with such Contract.

5.17.        Employment and Labor Matters.

5.17.1.     Employees. Schedule 5.17 hereof contains a list of the names of each employee of each Target Company employed at any time since January 1, 2008, together with their current employment status, annual salary, bonuses and perquisites and their total compensation during the fiscal year ended December 31, 2007.

5.17.2.     Collective Bargaining Agreements. Except as disclosed on Schedule 5.17, no Target Company is a party to or otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of its officers, directors, agents or employees, and no employees of any Target Company are represented by any labor union, workers council or similar organization.

5.17.3.     Employee Claims.  There are no charges or complaints involving any federal, state or local civil rights enforcement agency, court or other Governmental Authority; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with any Governmental Authority with jurisdiction over labor- or employment-related claims (including the United States National Labor Relations Board); or other claims, charges, actions or controversies pending, or, to Sellers’ Knowledge, threatened or proposed, involving any Target Company and any employee, former employee or any labor union or other organization representing or claiming to represent such employees’ interests.

5.17.4.     Compliance.  Each Target Company is and has heretofore been in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and no Target Company is engaged in any violation of any Law related to employment, including unfair labor practices or acts of employment discrimination.

5.18.        Employee Benefits.

5.18.1.     Identification. Schedule 5.18 contains a true and complete list of all Employee Plans, whether express or implied, applicable to any employees or former employees of any Target Company and true and correct copies of such Employee Plans have been furnished to Methode.  True and correct copies of all employee manuals or written statements of policy relating to the employment of employees of Target Companies, if any, have been furnished to Buyer. Without limitation to the foregoing, except as disclosed in Schedule 5.18, (i) no Target Company maintains or contributes to, nor has any Target Company at any time maintained or contributed to, a “defined benefit plan” within the meaning of Section 3(35) of ERISA, (ii) no Target Company maintains or has had an obligation to contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA), and (iii) no Target Company maintains any Welfare Plan.

5.18.2.     Compliance. Each Employee Plan and each related trust, insurance contract or fund maintained by, or contributed to, by any Target Company has complied in form and operation with all filings, reporting, disclosure and other requirements of ERISA and, to the extent applicable, the Code. No Selling Party or Target Company has received any notice to correct any violation of any applicable Laws relating to any Employee Plans of any Target Company or the manner in which they are administered, with which it has not complied; and the provisions and operations of all such plans, programs and policies are in substantial compliance with applicable Laws. All required reports and descriptions (including Form 5500 annual reports, summary annual reports, PBGC-1’s, and summary plan descriptions) have been timely filed or distributed appropriately with respect to each Employee Plan.  Neither the Target Companies nor any of their members, managers, officers or directors has engaged in any transaction in violation of the prohibited transactions provisions set forth in Section 4975 of the Code or Section 406 of ERISA, which would be reasonably likely to result in liability to any such party.  The requirements of COBRA have been met with respect to each Welfare Plan.  All contributions (including employer contributions and employee salary reduction contributions) which are due have been paid to each Pension Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Welfare Plan.  No Target Company has incurred, or taken any actions that could cause it to occur, a “complete withdrawal” or “partial withdrawal”, as defined in Sections 4203(a) and 4205(a), respectively, of ERISA, from any multiemployer pension plan as to which any Target Company contributes, has contributed or has had an obligation to contribute.  No Selling Party or Target Company has received from the sponsor of a multiemployer pension plan any notice of, or any notice relating to, withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA relating to such plan. There is no litigation or filed claims against any Target Company with respect to any Employee Plan other than routine claims for benefits.

5.18.3.     Funding of Certain Plans. There is no Employee Plan that is a Welfare Plan, the benefits under which are not provided exclusively from the assets of the Target Companies or through insurance contracts. The financial and actuarial statements, if any, for each Employee Plan reflect in all material respects the financial condition and funding of the Employee Plans as of the date of such financial and actuarial statements, and no change has occurred with respect to the financial condition or funding of the Employee Plans since the date of such financial and actuarial statements.

5.18.4.     Acceleration of Payments. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or officer of any Target Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or trigger the funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any or any other agreement; or (iii) result in any breach or violation of, or a default under, any Employee Plan.

5.19.        Intellectual Property.

5.19.1.     Identification of Intellectual Property.  The Target Companies own or have the right to use, with the right to license or sublicense, all Intellectual Property necessary to conduct their business as now conducted.  Schedule 5.19 hereto lists and identifies correctly and completely (with patent numbers, registration numbers or application numbers, as applicable) the current interests of each Target Company in all registrations for or applications to register Intellectual Property, lists all invention disclosures submitted by any personnel of any Target Company (for which a patent application has not been filed), and lists and generally identifies the current interests of each Target Company in all other Target Company Intellectual Property. With respect to any licenses, sublicenses, franchise agreements or similar types of agreements concerning Target Company Intellectual Property, Schedule 5.19 includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, the exclusivity or non-exclusivity thereof and the term thereof.

5.19.2.     Title to Intellectual Property.  No other Person holds any right, Lien or other interest not specified in Schedule 5.19, or has any right to a royalty or payment of any kind from any Target Company, with respect to the Target Company Intellectual Property.  Except as indicated in Schedule 5.19, there has been no asserted claims or litigation challenging or threatening to challenge the right, title and interest of any Target Company to use the Target Company Intellectual Property, and to Sellers’ Knowledge, there is no bases for any such claims.  No Target Company Intellectual Property is subject to any outstanding judgment, injunction, order, decree, or agreement restricting the use thereof by any Target Company or restricting the licensing or transfer thereof by any Target Company.

5.19.3.     No Infringement by Target Companies. The operation of the business of the Target Companies and the ownership, manufacture, purchase, sale, licensing and use of any of the Target Company Intellectual Property do not contravene, conflict with, violate or infringe upon any Intellectual Property of any third party and no Trade Secret has been misappropriated by any Target Company from any third party.  In addition, the use, licensing or sale by or to each Target Company of any of the Target Company Intellectual Property does not require the acquiescence, agreement or consent of any third party that has not been obtained. The operations and business of each Target Company do not violate any rights of others in any of the items set forth in Schedule 5.19 and no further rights or licenses with respect to Intellectual Property are required by any Target Company for the conduct of the business as now being conducted by it.

5.19.4.     Infringement by Third Parties. To Sellers’ Knowledge, no right of any Target Company with respect to the Target Company Intellectual Property is being violated or infringed by others.  Except as described in Schedule 5.19, the Target Company Intellectual Property and the Target Companies’ products are not subject to any pending or, to Sellers’ Knowledge, any threatened challenge or claim of infringement, interference or unfair competition.

5.19.5.     Registrations for Intellectual Property.  Except as set forth on Schedule 5.19, all patents, trademark registrations, applications for trademark registration, copyright registrations and applications for copyright registration with respect to any Target Company Intellectual Property Right: (i) are in compliance with all formal legal requirements and are not subject to any maintenance fees or taxes or actions, the deadline for which falls due prior to the Closing Date or within thirty days after the Closing Date; or (ii) are not subject to any pending or, to Sellers’ Knowledge, any threatened action in which a third party seeks to cancel, invalidate or oppose any right arising therefrom or has otherwise contested the validity, enforceability, or ownership thereof.

5.19.6.     Trade Secrets. With respect to each Trade Secret owned by, licensed by or used by a Target Company (including all technical information, vendor lists, specifications and requirements and other Trade Secrets relating to the development processes, software and activities of each Target Company), the documentation maintained by each Target Company relating thereto is reasonably current, accurate, and sufficient in detail and content to identify and allow its full and proper use.  Each Target Company has exercised at least a reasonable degree of care in protecting the secrecy of all Trade Secrets owned by, licensed by or used by each Target Company and, to Sellers’ Knowledge, no Trade Secret used by any Target Company has been divulged to any third party without obligation to maintain the confidentiality thereof.

5.19.7.     Employee Developments. Except as described in Schedule 5.19, all current employees of each Target Company involved in the development of Intellectual Property have executed written agreements assigning to such Target Company all right, title and interest in Intellectual Property developed by such employees as part of their employment activities (“Employee IP Agreements”).  True and correct copies of the Employee IP Agreements of current and, to the extent available, former employees have been provided to Methode prior to the Closing Date.  Except as described in Schedule 5.19, neither any Target Company nor, to Sellers’ Knowledge, any current or former employee of any Target Company is in breach of, or default under the provisions of any such agreement. Except as described in Schedule 5.19, no former employee of a Target Company who developed any material Target Company Intellectual Property has failed to assign to such Target Company all right, title and interest in such Target Company Intellectual Property.  To Sellers’ Knowledge, no current employee of any Target Company has entered into any written agreement with a third party which restricts or limits in any way the scope or type of work that such employee may perform for any Target Company.

5.19.8.     No Contravention. The consummation of the transactions contemplated by this Agreement will not alter or impair any of the rights of any Buyer after the Closing to use the Target Company Intellectual Property in the manner used by the Target Companies prior to the Closing.

5.20.        Legal Compliance.  Except as disclosed in Schedule 5.20, each Target Company has complied with and is in compliance with all Laws applicable to it (including Laws applicable to immigration, controls, wages and hours, civil rights, occupational health and safety, and competition), has complied with ethical business practices in the conduct of its business, and has not received any notice of claimed noncompliance with any Laws or ethical business practices. Without limitation to the foregoing, no Target Company has, nor, have any employees, officers, directors, consultants, advisors, agents, members or representatives of any Target Company or other Person acting on behalf of any Target Company, violated, or taken any action which would cause any Target Company to be in violation of, the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or the USA Patriot Act, or any rules and regulations thereunder.  There is not now, and there has never been, any employment by any Target Company of, or beneficial ownership in any Target Company by, any governmental or political official of any country.

5.21.        Approvals. Except as described in Schedule 5.21, each Target Company possesses or has applied for all governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals (the “Approvals”) to own or hold under lease and operate its properties and assets and to carry on its business as now conducted and all such Approvals are identified in Schedule 5.21.  Each Approval is valid, binding and in full force and effect and each Target Company has complied with all requirements of, and is not in default under, any such Approval and has not received any notice that it is in violation of any of the terms or conditions of such Approval or any notice relating to the revocation or modification of any such Approvals. No loss or expiration of any Approval is threatened or pending other than expiration in accordance with the terms thereof.

5.22.        Transactions with Affiliates.  Except as described in Schedule 5.22 and except for the sale of goods and services and licensing of Intellectual Property among the Target Companies in the Ordinary Course of Business and/or between the Target Companies and Hetronic Deutschland in the Ordinary Course of Business, none of the Target Companies, their Affiliates, nor any officer or director of any Target Company or its Affiliates, nor any member of the immediate family of any such Persons: (a) has any direct or indirect interest in (i) any property or asset which is owned or used by any Target Company in the conduct of its business, or (ii) any entity which does business with any Target Company; or (b) has any financial, business or contractual relationship or arrangement with any Target Company, has any outstanding loans to or from any Target Company, performs services or supplies goods to any Target Company, or has any other Liabilities due to or from any Target Company.

5.23.        Environmental Matters.

5.23.1.     Environmental Compliance.  Except as disclosed in Schedule 5.23, all facilities owned, leased, used or operated by any Target Company or any predecessor in interest have been, and continue to be, owned, leased, used or operated in compliance with all applicable Environmental Laws and all Environmental Permits. All past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, on-going or future obligation, cost or Liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit.

5.23.2.     Environmental Audits.  Schedule 5.23 identifies (i) all environmental audits, assessments, occupational health studies or similar studies or analyses undertaken by, or at the direction of, Governmental Authorities, any Target Company, or any predecessor in interest; (ii) the results of the most recent analyses of water (including groundwater analyses), soil, air or asbestos samples where non-compliance or contamination is indicated; (iii) the most recent inspection of each operating facility by the U.S. Environmental Protection Agency or other relevant Governmental Authority; (iv) written communications with Governmental Authorities relating to issues of noncompliance concerning Environmental Laws or Environmental Permits; and (v) any written claim or complaint concerning environmental matters of any Target Company, in each case relating to the real property owned, leased or occupied by any Target Company, or any Target Company’s operations, as applicable.

5.23.3.     Release, Storage or Disposal of Hazardous Materials.  Hazardous Materials have not been Released by any Target Company on any real property owned, leased or occupied by any Target Company or, during its period of ownership, lease or occupancy, on any property formerly owned, leased or occupied by, or on behalf of, any Target Company.  Each Target Company has reported promptly to appropriate authorities each unauthorized Release of any Hazardous Material at any facility leased, owned, used or operated by any Target Company, or any predecessor in interest, which was required to be reported by Target Companies under applicable Environmental Laws.  Except as disclosed in Schedule 5.23, no real property currently or formerly owned, leased or occupied by any Target Company, and no site or location used by any Target Company or any predecessor in interest has disposed, treated, or arranged for the storage, disposal or treatment of, any Hazardous Material or other waste (i) has been placed on the National Priorities List or its state equivalent; (ii) the U.S. Environmental Protection Agency or other relevant Governmental Authority has proposed, or is proposing, to place on the National Priorities List or state equivalent; (iii) is on notice of, or subject to a claim, administrative order or other demand either to take Remedial Action or to reimburse any Person who has taken Remedial Action in connection with that site; (iv) has filed (or has had filed with respect to it) notification of hazardous waste activities; or (v) is on any state Comprehensive Environmental Response Compensation Liability Information System List or equivalent list.

5.23.4.     Remedial Actions.  No Target Company is conducting, nor has undertaken or completed, any Remedial Action relating to any Release or threatened Release of Hazardous Materials at real property owned, leased or occupied by any Target Company or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any Remedial Action or notice to or consent of Governmental Authorities or any third party pursuant to any applicable Environmental Law or Environmental Permit.

5.23.5.     Storage Tanks.  Except as set forth in Schedule 5.23, no Target Company has owned or operated, nor presently owns or operates, any underground or aboveground storage tanks.  To Sellers’ Knowledge, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, lagoons or other areas in which Hazardous Materials are being or have been treated, stored or disposed on any real property owned, leased or occupied by any Target Company. To Sellers’ Knowledge, there are no wastes, drums or containers disposed of or buried on, in or under the ground located on the premises owned or operated by any Target Company.  No Target Company has disposed of or buried any wastes, drums or containers on, in or under the ground or any surface waters located on the premises owned or operated by any Target Company.  No Target Company nor any party acting on its behalf, has disposed of or buried, or arranged to dispose of or bury, any waste, drums or containers in or on the premises of a third party other than those pursuant to and in compliance with all applicable Environmental Laws.

5.23.6.     Contaminants.  Except as set forth in Schedule 5.23, there are no polychlorinated biphenyls, asbestos or asbestos-containing materials or urea formaldehyde in or on premises owned or operated by any Target Company and the soil, surface water and ground water at, under or on each such premises are free from any material or substance which is or may be hazardous or toxic, or which could otherwise pose a risk to health, safety or the environment or which is regulated, prohibited or controlled pursuant to or the subject of any Environmental Laws.

5.23.7.     Environmental Claims.  There are no Environmental Claims pending or threatened against any Target Company and, to Sellers’ Knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off-site disposal location currently or formerly used by, or on behalf of, any Target Company or any of its predecessors or with respect to any facilities previously owned, leased or occupied by any Target Company.

5.24.        Product Liability and Warranty Matters.  Except as disclosed in Schedule 5.24, there are no actions, suits, inquiries, proceedings, claims, or investigations by or before any Governmental Authority pending or, to Sellers’ Knowledge, threatened, against or involving any Target Company relating to any product alleged to have been manufactured or sold by any Target Company and alleged to have been defective or improperly designed or manufactured.  Schedule 5.24 lists all formal or informal policies, practices of Target Companies pursuant to which any Person has any right to return any product or products sold by any Target Company for credit or refund and any other express or implied warranties, indemnifications or guarantees with respect to such products (collectively, “Hetronic Warranties”).  Except as disclosed in

Schedule 5.24, no customer of any Target Company has returned any products sold in the Business or applied for or requested any credit or refund with respect thereto except pursuant to said Hetronic Warranties.  Correct and complete copies of all written Hetronic Warranties disclosed on Schedule 5.24 and accurate descriptions of all oral or informal Hetronic Warranties disclosed on the Schedule 5.24 have been provided to Buyer.

5.25.        Principal Customers and Suppliers.  Schedule 5.25 sets forth separate lists of the ten (10) largest customers of the Target Companies (collectively) in terms of sales during the years ended December 31, 2005, 2006 and 2007 (the “Named Customers”), and the ten (10) largest suppliers to the Target Companies (collectively) during the years ended December 31, 2005, 2006 and 2007 (the “Named Suppliers”), showing in each case the approximate total sales and purchases by or from each such customer or supplier during such period. There are no other customers or suppliers who accounted for more than 5% of sales or purchases, respectively, by the Target Companies during the periods shown.

Except as set forth on Schedule 5.25, since January 1, 2008, no Named Customer or Named Supplier has terminated its business relationship with the Target Companies or provided written notice of its intent to refrain from purchasing from or dealing with the Target Companies or, after the Closing, the Buyers.  To Sellers’ Knowledge, there has not otherwise been any material adverse change in the business relationship of any Target Company with any such Named Customer or Named Supplier.

5.26.        Solvency.  No Target Company is, nor will any Target Company be rendered by the occurrence of the transactions contemplated by this Agreement, insolvent and, immediately after giving effect to the consummation of the transactions contemplated by this Agreement each Target Company will be able to pay its debts as they become due.  As used herein, the term: (i) “insolvent” means that the sum of the present fair salable value of its assets does not and will not exceed its debts and other probable liabilities, and (ii) “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

5.27.        Material Adverse Affect. Since December 31, 2007, there has not been any material adverse change in the liabilities, properties, customer relationships, prospects, assets, results of operation or financial condition of any Target Company, taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change.

5.28.        Disclosure.  No representation or warranty of the Selling Parties made hereunder or in the schedules contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.  Copies of all documents referred to herein or in the schedules have been delivered or made available to Methode, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

6.             REPRESENTATIONS AND WARRANTIES OF METHODE.

As an inducement for the Selling Parties to enter into this Agreement, Methode represents and warrants to the Selling Parties as follows:

6.1.          Organization.  Methode and each of the Buyers is an organization of the nature identified in Schedule 6.1 and is duly organized, validly existing and in good standing under the laws of the jurisdiction identified in Schedule 6.1.  Each Buyer has all requisite power and authority to acquire the Purchased Assets and the Purchased Shares as contemplated hereby.

6.2.          Enforceability and Authorization.

6.2.1.       Authorization by Methode.  Methode has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by Methode pursuant this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and all other agreements and documents to be executed and delivered by Methode pursuant hereto, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on behalf of Methode.  This Agreement constitutes, and all other agreements and documents to be executed and delivered by Methode will constitute, the valid and binding agreements of Methode, enforceable against Methode in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.2.2.       Authorization by the Buyers.  Each Buyer has or will have all requisite corporate power and authority to execute and deliver all agreements and documents to be executed and delivered by such Buyer pursuant this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of all agreements and documents to be executed and delivered by each Buyer pursuant hereto, and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all necessary action on behalf of the Buyer.  This Agreement constitutes, and all other agreements and documents to be executed and delivered by each Buyer will constitute, the valid and binding agreements of such Buyer, enforceable against such Buyer in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.3.          No Conflict; Methode Consents.  Neither the execution and delivery of this Agreement by Methode, nor the execution and delivery by Methode and/or the Buyers of any other agreement or document to be executed and delivered by Methode and/or the Buyers pursuant to this Agreement, nor the consummation by Methode and/or the Buyers of the transactions contemplated hereby or thereby will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under: (a) any term or provision of the certificate of incorporation or bylaws of Methode or such Buyer; (b) any judgment, decree, order, regulation or rule of any court or other Governmental Authority to which Methode or such Buyer is subject; (c) any applicable Law; (d) any Contract to which Methode or such Buyer is a party or is bound.

Except as set forth on Schedule 6.3, no consent of, or notice to, or filing with any Governmental Authority or any other Person, is required to be obtained or given by Methode or any Buyer in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by the Methode or the Buyers.

7.             INTENTIONALLY OMITTED.

8.             CONDITIONS TO CLOSING.

8.1.          Mutual Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

8.1.1.       No Suit.  No suit, action or other proceeding or investigation shall to the knowledge of any party to this Agreement be threatened or pending before or by any Governmental Agency or by any third party restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

8.2.          Conditions to Methode’s Obligations.  The obligations of Methode to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

8.2.1.       Intentionally Omitted.

8.2.2.       Intentionally Omitted.

8.2.3.       Required Consents and Approvals.  All material authorizations, consents, waivers, approvals or other action identified in Schedule 8.2.3, shall have been obtained.

8.2.4.       No Material Adverse Effect.  There shall have occurred no Material Adverse Effect (whether or not covered by insurance).

8.2.5.       Payoff Letters.  The Selling Parties shall have delivered to Methode payoff letters (the “Payoff Letters”) for all outstanding Indebtedness of the Sellers secured by any Lien and for all outstanding Indebtedness of Hetronic Asia (whether secured or unsecured), in each case in form and substance acceptable to Methode, in its sole discretion.  Except for such releases and UCC termination statements covered by such pay-off letters, the Target Companies shall have obtained all releases and authorization to file all UCC termination statements necessary to cause its properties and assets to be free and clear of all Liens as of the Closing Date.  Notwithstanding anything herein to the contrary, this condition shall only be satisfied if such Payoff Letters specify an aggregate payoff amount less than the Closing Payment minus the funds to be deposited in the Indemnity Escrow Account and Net Book Value Escrow Account.

8.2.6.       Employment Agreements.  Torsten Rempe shall have entered into an Employment Agreement with a Buyer in the form attached hereto as Exhibit B, and such

Employment Agreement shall not have been amended, cancelled, terminated or otherwise modified.

8.2.7.       Ampcontrol Agreement.  Ampcontrol, Inc. shall have executed and delivered to Methode a Supply Agreement in the form attached hereto as Exhibit C (the “Ampcontrol Agreement”).

8.2.8.       German Distribution Agreements.  Hetronic Deutschland shall have executed and delivered to Methode a Distribution and Assembling Partner Agreement and a License Agreement in the forms attached hereto as Exhibit D (together, the “German Distribution Agreements”).

8.2.9.       Consulting Agreement. The Shareholder shall have executed and delivered to Methode a Consulting Agreement in the form attached hereto as Exhibit E (the “Consulting Agreement”).

8.2.10.     Noncompetition Agreement.  Each Seller and the Shareholder shall have executed and delivered to Methode a Noncompetition and Confidentiality Agreement in favor of Methode and the Buyers in the form attached hereto as Exhibit F.

8.2.11.     Foreign Counsel Opinion. Local counsel to Hetronic Asia shall have delivered to Methode an opinion of counsel, dated the Closing Date, in the form attached hereto as Exhibit G.

8.2.12.     Escrow Agreement. The Selling Parties and the Escrow Agent shall have executed and delivered to Methode an Escrow Agreement in the form attached hereto as Exhibit H (the “Escrow Agreement”).

8.2.13.     Lease Addendum. J & G-Estates, L.L.C., an Oklahoma limited liability company, and Hetronic International shall have executed and delivered to Methode a Lease Addendum in the form attached hereto as Exhibit I (the “Lease Addendum”).

8.2.14.     Closing Documents.  The following documents shall have been delivered to Methode:

(a)           Instruments of Assignment for Purchased Assets.  Bills of sale, deeds and other documents or instruments transferring, assigning and conveying to the applicable Buyer designated by Methode all right, title and interest in the Purchased Assets, free and clear of all Liens, duly executed by the Sellers, all of which documents shall be in form and substance acceptable to Methode, acting reasonably.

(b)           Name Change Documentation. Such instruments and other documentation necessary to change the legal name of each Seller to remove the word “Hetronic” from such legal name, executed by such Persons and in such form ready for filing with the appropriate Governmental Authority in each such Person’s jurisdiction of organization (the “Name Change Filings”).

(c)           Good Standing Certificates.  Certificates of legal existence and good standing for each Target Company issued as of a recent date prior to the Closing Date by the Secretaries of State or other applicable Governmental Authority of each jurisdiction in which such Target Company is organized or qualified to do business.

(d)           Secretaries’ Certificates.  A certificate of the Secretary of each Selling Party (other than the Shareholder) dated as of the Closing Date certifying (i) that the existence and good standing such Selling Party has not changed since the date of the certificates of legal existence and good standing delivered to Methode, (ii) the resolutions of the applicable management or supervisory board for such Selling Party authorizing the execution, delivery and performance of this Agreement and/or all other agreements, instruments, certificates and documents executed by such Person in connection herewith, and (iii) the incumbency of the officers of such Selling Party executing and delivering this Agreement and/or all other agreements, instruments, certificates and documents executed by such Selling Party in connection herewith.

8.2.15.     Hetronic Asia Closing Deliveries.

(a)           Stock Certificates and Instruments of Assignment for Purchased Shares. Hetronic Holding shall have delivered to Methode the original share certificates representing the Purchased Shares, duly endorsed in favor of the Buyer designated by Methode or accompanied by instruments of assignment or such other documentation necessary to convey to a Buyer designated by Methode all right, title and interest in the Purchased Shares.

(b)           Secretary Certificate. The Secretary of Hetronic Asia shall have delivered a certificate dated as of the Closing Date certifying (i) that the existence and good standing Hetronic Asia has not changed since the date of the certificates of legal existence and good standing delivered to Methode, (ii) a copy of current Organizational Documentation, with all amendments, in force as of such date, and (iii) the incumbency of all directors and officers of Hetronic Asia.

(c)           Intercompany Agreement Termination Documents. The Selling Parties and their Affiliates, as applicable, shall have executed and delivered to Methode such agreements as may be necessary to terminate the agreements between the Selling Parties and their Affiliates and Hetronic Asia, in each case without further liability to Hetronic Asia or the Selling Parties (the “Intercompany Agreement Termination Documents”).

8.2.16.     German Local Transfer Agreement. Hetronic Europe shall have executed and delivered to Methode a Local Transfer Agreement in the form attached hereto as Exhibit K (the “German Local Transfer Agreement”).

8.2.17.     Hetronic Deutschland Intercompany Assignments. Hetronic Deutschland shall have executed and delivered to Methode the bills of sale and instruments of assignment in the form attached hereto as Exhibit L (the “Hetronic Deutschland Intercompany Assignments”) conveying to Hetronic International, on a date prior to the date of this Agreement, all rights in the Purchased Assets identified therein (consisting of Trademarks previously assigned by

Hetronic Deutschland to Hetronic International where such assignment has not been previously recorded).

8.3.          Conditions to the Selling Parties’ Obligations.  The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

8.3.1.       Intentionally Omitted.

8.3.2.       Intentionally Omitted.

8.3.3.       Notice of Buyers.  Methode shall have delivered to the Shareholder written notice identifying one or more Subsidiary of Methode (or Methode itself) as the Buyer(s) for the Purchased Assets and Purchased Shares and for each such Buyer, identifying which of the Purchased Assets (whether by the identity of the Seller owning such Purchased Assets or by location of such Purchased Assets or otherwise) or Purchased Shares such Buyer will acquire hereunder.

8.3.4.       Approvals.  All material authorizations, consents, waivers or approvals or other action required in connection with the execution, delivery and performance of this Agreement by Methode and the Buyers, and the consummation by Methode and the Buyers of the transactions contemplated hereby shall have been obtained.

8.3.5.       Ampcontrol Agreement.  A Buyer designated by Methode shall have executed and delivered to Ampcontrol, Inc. the Ampcontrol Agreement.

8.3.6.       German Distribution Agreements.  A Buyer designated by Methode shall have executed and delivered to Hetronic Deutschland the German Distribution Agreements.

8.3.7.       Consulting Agreement.  A Buyer designated by Methode shall have executed and delivered to the Shareholder the Consulting Agreement.

8.3.8.       Escrow Agreement. Methode and the Escrow Agent shall have executed and delivered to Hetronic Holding the Escrow Agreement.

8.3.9.       Lease Addendum. A Buyer designated by Methode shall have executed and delivered to Hetronic Holding the Lease Addendum.

8.3.10.     Employment Agreements.  A Buyer designated by Methode shall have entered into, or offered to enter into, the Employment Agreement with Torsten Rempe, and such Employment Agreement shall not have been amended, cancelled, terminated or otherwise modified by such Buyer.

8.3.11.     Closing Documents.  The following documents shall have been delivered to Hetronic Holding:

(a)           Instruments of Assumption. An instrument of assumption from each Buyer assuming the Assumed Liabilities assumed by such Buyer, duly executed by the applicable Buyer.

(b)           Secretary’s Certificates.  A certificate of the Secretary of each Buyer dated as of the Closing Date certifying (i) that the existence and good standing such Buyer has not changed since the date of the certificates of legal existence and good standing delivered to Sellers, (ii) the resolutions of the applicable management or supervisory board for such Buyer authorizing the execution, delivery and performance of this Agreement and/or all other agreements, instruments, certificates and documents executed by such Person in connection herewith, and (iii) the incumbency of the officers of such Buyer executing and delivering this Agreement and/or all other agreements, instruments, certificates and documents executed by such Buyer in connection herewith.

(c)           Good Standing Certificates.  Certificates of legal existence and good standing for each Buyer issued as of a recent date prior to the Closing Date by the Secretary of State or other applicable Governmental Authority of each jurisdiction in which such Buyer is organized.

8.3.12.     German Local Transfer Agreement.  A Buyer designated by Methode shall have executed and delivered to Hetronic Europe the German Local Transfer Agreement.

8.3.13.     Intercompany Agreement Termination Documents. Hetronic Asia shall have executed and delivered to Hetronic Holding the Intercompany Agreement Termination Documents.

8.4.          Payment. The Closing Payment shall be paid in accordance with Section 4.3 at Closing.

9.             TERMINATION.

9.1.          Termination of Agreement Prior to Closing.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing, as follows:

9.1.1.       Mutual Consent.  By mutual written agreement of Methode and the Shareholder.

9.1.2.       Breach.  By the Shareholder by reason of the breach by Methode in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement. By Methode by reason of the breach by any of the Selling Parties in any material respect of any of its or their representations, warranties, covenants or agreements contained in this Agreement. In the event of an alleged breach, the non-breaching party shall provide written notice of such breach to the breaching party (the “Breach Notice”), and the non-breaching party may only proceed to terminate this Agreement in the event the non-breaching party fails to cure such breach within fifteen (15) days of the receipt of the Breach Notice.

9.1.3.       Respective Conditions.  By Methode or by the Shareholder if the conditions precedent to their respective obligations contained in Sections 8.2 or 8.3 hereof have not been met in all material respects at the Closing through no fault of the terminating party or its Affiliates by October 1, 2008, or such later date as may be agreed to by Methode and the Shareholder (the “Drop Dead Date”).

9.1.4.       Mutual Conditions.  By Methode or by the Shareholder if any of the conditions described in Section 8.1 shall not have been fulfilled through no fault of the terminating party (or its Affiliates) by the Drop Dead Date.

9.2.          Effect of Termination Prior to Closing.  If this Agreement is terminated pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any Liability on the part of any party, except for any Liability of any party then in breach of any representations, warranties, covenants or obligations hereunder.

10.           INDEMNIFICATION.

10.1.        Limited Indemnification Obligations of Methode.  Methode covenants and agrees with the Selling Parties that it shall reimburse and indemnify the Selling Parties (the “Seller Indemnified Parties”) for, and hold harmless the Seller Indemnified Parties from, any and all Claims incurred by any of the Seller Indemnified Parties that result from:

(a)           any inaccuracy in or breach of any representations or warranties made by Methode in this Agreement or the schedules or any other written statement, list, certificate or other instrument furnished to the Selling Parties by or on behalf of Methode pursuant to this Agreement;

(b)           any nonfulfillment of any covenant or agreement of Methode under this Agreement;

(c)           any Claims made by a third party alleging facts which, if true, would entitle the Seller Indemnified Parties to indemnification pursuant to (a) or (b) above;

(d)           any failure of Methode to comply with its obligations under this Section 10.1; or

(e)           any fees or expenses (including reasonable attorneys’ fees) incurred by the Seller Indemnified Parties in enforcing their rights under this Section 10.1.

10.2.        General Indemnification Obligations of Methode.  Methode covenants and agrees with the Selling Parties that it shall reimburse and indemnify the Seller Indemnified Parties for, and hold harmless the Seller Indemnified Parties from, any and all Claims incurred by any of the Seller Indemnified Parties that result from:

(a)           any Assumed Liabilities;

(b)           any fees, expenses or other payments incurred or owed by Methode to any brokers or comparable third parties retained or employed by Methode or its Affiliates in connection with the transactions contemplated by this Agreement;

(c)           any Liability arising from any claim for personal injury, property damage, or strict liability arising out of the sale by any Buyer of any Inventories included in the Acquired Assets (whether constituting finished goods as of the Closing or work in process as of the Closing and subsequently completed by the Buyers) and sold by a Buyer after the Closing Date (the “Inventory Products Liability Claims”);

(d)           any fees, expenses or other payments incurred or owed by Methode or any of the Buyers to any brokers, finders or comparable third parties retained or employed by them or their Affiliates in connection with the transactions contemplated by this Agreement;

(e)           any Claims made by a third party alleging facts which, if true, would entitle the Seller Indemnified Parties to indemnification pursuant to (a) through (d) above;

(f)            any failure of Methode to comply with its obligations under this Section 10.2; or

(g)           any fees or expenses (including reasonable attorneys’ fees) incurred by the Seller Indemnified Parties in enforcing their rights under this Section 10.2.

10.3.        Limited Indemnification Obligations of the Selling Parties.  The Selling Parties, jointly and severally, covenant and agree with Methode that they shall reimburse and indemnify Methode and its Affiliates (including the Buyers and Hetronic Asia) and their respective directors, officers, employees, licensees and agents (the “Methode Indemnified Parties”) for, and hold harmless Methode Indemnified Parties from, any and all Claims incurred by any of Methode Indemnified Parties that result from:

(a)           any inaccuracy in or breach of any representations or warranties made by the Selling Parties in this Agreement or the schedules or any other written statement, list, certificate or other instrument furnished to Methode by or on behalf of the Selling Parties pursuant to this Agreement;

(b)           any nonfulfillment of any covenant or agreement of any of the Selling Parties under this Agreement;

(c)           any Claims made by a third party alleging facts which, if true, would entitle the Methode Indemnified Parties to indemnification pursuant to (a) or (b) above;

(d)           any failure of the Selling Parties to comply with their obligations under this Section 10.3; or

(e)           any fees or expenses (including reasonable attorneys’ fees) incurred by Methode Indemnified Parties in enforcing its rights under this Section 10.3.

10.4.        General Indemnification Obligations of the Selling Parties.  The Selling Parties, jointly and severally, covenant and agree with Methode that they shall reimburse and indemnify the Methode Indemnified Parties for, and hold harmless Methode Indemnified Parties from, any and all Claims incurred by any of Methode Indemnified Parties that result from:

(a)           any Taxes relating to or resulting from the conduct of the Target Companies’ business or the Acquired Assets on or prior to the Closing Date (including any Taxes of the Target Companies accruing due to events prior to the Closing Date for which any Methode Indemnified Party is held liable pursuant to Section 75 of the German Fiscal Code (Abgabenordnung) and including any Taxes of Hetronic Asia accruing due to events on or prior to the Closing Date other than Taxes of Hetronic Asia reflected on the Final Closing Statement);

(b)           any payments or salaries, wages, bonuses, vacation, amounts payable under Employee Plans or otherwise due to employees or agents of any Target Company, to the extent due or payable on or prior to the Closing Date (or any amounts due to employees or agents of any Selling Party who are not transferred to Buyer, whether or not due or payable on or prior to the Closing Date), other than amounts payable to employees or agents of Hetronic Asia and reflected on the Final Closing Statement;

(c)           any Remedial Action required by Environmental Law or other Environmental Claim to the extent resulting from the conduct of the Target Companies’ business or the Acquired Assets on or prior to the Closing Date;

(d)           any litigation or legal compliance matters to the extent relating or due to the conduct of any Target Company’s business on or prior to the Closing Date, including any claims described in Schedule 5.15 and/or Schedule 5.20 hereto, other than any Assumed Warranty Claims and Inventory Products Liability Claims;

(e)           any product liability or strict liability, arising from occurrences on or prior to the Closing Date (whether or not such claim is then asserted), other than any Assumed Warranty Claims and Inventory Products Liability Claims;

(f)            Liabilities of Hetronic Asia, except for (i) Liabilities of Hetronic Asia that are reflected on the Final Closing Statement, (ii) Assumed Warranty Claims relating to Hetronic Asia or the business of Hetronic Asia, and (iii) Inventory Products Liability Claims relating to Hetronic Asia or the business of Hetronic Asia;

(g)           any fees, expenses or other payments incurred or owed by the Selling Parties to any brokers, finders or comparable third parties retained or employed by them or their Affiliates in connection with the transactions contemplated by this Agreement;

(h)           any Claims asserted by any shareholder of any Target Company or Selling Party (including the Hetronic Asia Shareholders) for any portion of the Purchase Price;

(i)            any and all other Excluded Liabilities of the Sellers, except for Liabilities of the Sellers to Methode Indemnified Parties arising under Section 10.3 of this Agreement;

(j)            any Claims made by a third party alleging facts which, if true, would entitle the Methode Indemnified Parties to indemnification pursuant to (a) through (i) above;

(k)           any failure of the Selling Parties to comply with their obligations under this Section 10.4; or

(l)            any fees or expenses (including reasonable attorneys’ fees) incurred by Methode Indemnified Parties in enforcing its rights under this Section 10.4.

10.5.        Nature and Survival of Representations and Warranties.  All statements made by or on behalf of a Selling Party herein or in the schedules, shall be deemed representations and warranties of the Selling Parties, regardless of any investigation made by or on behalf of Methode.  The representations and warranties contained in this Agreement and the schedules shall survive the Closing.  Neither the period of survival nor the Liability of the Selling Parties with respect to the Selling Parties’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of Methode.  The representations and warranties made by the Selling Parties and by Methode under this Agreement shall expire (in the absence of a showing of willful and knowing misrepresentation or breach) twenty four (24) months after the Closing Date, except that the representations and warranties made in or pursuant to Section 5.2 (Enforceability and Authority), Section 5.4.2 (Capitalization and Ownership of Hetronic Asia), Section 5.10 (Title to Assets), Section 5.23 (Environmental Matters) and Section 6.2 (Enforceability and Authority), Section 5.9 (Tax Matters), Section 5.18 (Employee Benefits), Section 5.20 (Compliance) and Section 5.24 (Product Liability and Warranty Matters) shall survive until ninety (90) days after the expiration of the applicable statute of limitations.  If written notice of a Claim has been given to the party against whom indemnification is sought prior to the expiration of the applicable representation and warranty, then the relevant representation and warranty shall survive as to such claim, until such claim has been finally resolved.

10.6.        Limitations on Indemnification Obligations.

10.6.1.     Threshold.  Notwithstanding any other provision in this Agreement to the contrary, no indemnification for Claims may be sought by a party pursuant to Section 10.1 (Limited Indemnification Obligations of Methode) or Section 10.3 (Limited Indemnification Obligations of the Selling Parties) of this Agreement until the aggregate amount of all such Claims of the Methode Indemnified Parties, on one hand, or the Seller Indemnified Parties on the other hand, exceeds Three Hundred Thousand United States Dollars ($300,000) in the aggregate (the “Aggregate Threshold Amount”), at which time the party asserting such Claim shall be entitled to assert such Claims for any amount in excess of the Aggregate Threshold Amount; provided that the parties agree that no Claim shall be asserted pursuant to Section 10.1 (Limited Indemnification Obligations of Methode) or Section 10.3 (Limited Indemnification Obligations of the Selling Parties) of this Agreement unless such Claim exceeds Ten Thousand Dollars ($10,000) (the “Individual Threshold Amount”); and provided further that the limitations set forth in this Section 10.6.1 shall not apply to (i) Claims relating to indemnification based upon a breach of the representations and warranties set forth in Section 5.4.2 (Capitalization and Ownership of Hetronic Asia) or Section 5.10 (Title to Assets), (ii) Claims for payment of the

Purchase Price, and (iii) Claims relating to intentional breaches of the covenants set forth in Section 11. For purposes of determining whether any materiality qualifier set forth in any representation or warranty or covenant is applicable, a Claim that exceeds the Individual Threshold Amount shall be considered material and a Claim that does not exceed the Individual Threshold Amount shall not be considered material. For purposes of the limitations set forth in this Section 10.6.1, groups of related Claims arising from the same circumstances shall be treated as a single Claim.

10.6.2.     General Limitation on Amount.  The aggregate liability of Selling Parties to all Methode Indemnified Parties, on one hand, and the aggregate liability of Methode to all Seller Indemnified Parties, on the other hand, for any and all Claims shall be limited to the sum of Ten Million United States Dollars ($10,000,000) (the “Liability Cap”); provided, however that the Liability Cap shall not be applicable to (a) Claims for indemnification pursuant to Section 10.2 (the General Indemnification Obligations of Methode) or Section 10.4 (the General Indemnification Obligations for the Selling Parties), or (b) Claims for payment of the Purchase Price.

10.7.        Method of Asserting Claims.  The party seeking indemnification (the “Indemnitee”) will give prompt written notice to the other party or parties (the “Indemnitor”) of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a claim by it for indemnification against Indemnitor under this Section 10, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification unless such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim or to recover any payment under its applicable insurance coverage.

In case of any Claim or suit by a third party or by any Governmental Authority, or any legal, administrative or arbitration proceeding (a “Third Party Claim”) with respect to which Indemnitor may have liability under the indemnity agreement contained in this Section 10, Indemnitor shall be entitled to participate in such Third Party Claim and, to the extent desired by it, to assume the defense of such Third Party Claim, and after notice from Indemnitor to Indemnitee of the election so to assume the defense of such Third Party Claim, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense of such Third Party Claim, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense of such Third Party Claim following notice of such election, or unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnitor.  Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such Third Party Claim.  If the Indemnitor actually assumes the defense of the Indemnitee, the Indemnitee will not make any settlement of any Third Party Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, which consent shall not be unreasonably withheld, and the Indemnitor shall not agree to make any settlement of any Third Party Claim which would not include the unconditional release of the Indemnitee without the Indemnitee’s written consent.

10.8.        Setoff; Payment of Claims.  Subject to reasonable prior written notice to the Shareholder, Methode is hereby authorized by each Selling Party to cause any Claims it or any other Methode Indemnified Party may have against any of the Selling Parties and any other amount owed to it by the Selling Parties under this Agreement or otherwise to be paid by reduction or offset of such Claims or other amounts against any amounts payable by Methode (or any other Methode Indemnified Party) to any of the Selling Parties, pursuant to this Agreement, (including the Closing Payment) or in any other fashion.  The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to Methode.  If any Claims by Methode or any other Methode Indemnified Party are pending against any of the Selling Parties at such time as any of the above payments would otherwise be made by Methode (or any other Methode Indemnified Party) to any Selling Party, then Methode (or any other Methode Indemnified Party) may withhold from such payments any amount that would become reasonably necessary to satisfy such Claim until such time as such Claim has been resolved; provided that Methode’s exercise of its right of set-off is made in good faith and upon prior written notice to the Selling Parties.  At such time as any amounts so withheld by Methode become payable to the Selling Parties, Methode shall pay such amounts.

10.9.        Treatment of Claims.  Amounts paid to or on behalf of an Indemnitor or Indemnitee, as indemnification hereunder shall be treated as adjustments to the Purchase Price.  If any Governmental Authority asserts that an indemnification payment is not an adjustment to the Purchase Price, the Indemnitor will indemnify the Indemnitee against any Tax imposed on the receipt of such indemnification payment pursuant to this Section 10, including any Tax imposed on any payment pursuant to this Section 10.7.

10.10.      Insurance Recoveries.  The amount of any losses for which an Indemnitee shall be entitled to indemnification under this Section 10 shall be net of the amount of any insurance recoveries actually received by or on behalf of the Indemnitee or its Affiliates from third parties with respect to such indemnifiable losses.  If an Indemnitee or its Affiliates receives an insurance recovery from a third party in respect of an indemnifiable loss under this Agreement after the full amount of such indemnifiable loss has been paid by an Indemnitor or after the Indemnitor has made a partial payment of such indemnifiable loss and the amount of such insurance recovery exceeds the remaining unpaid balance of such indemnifiable loss, then the Indemnitee shall promptly remit to the Indemnitor the excess (if any) of (i) the sum of the amount theretofore paid by such Indemnitor in respect of such indemnifiable loss plus the amount of the insurance recovery received from the third party in respect thereof, less (ii) the full amount of such indemnifiable loss.  Nothing in this Section 10.8 shall obligate an Indemnitee to seek to recover any amounts under its insurance policies prior to, or as a condition to, seeking indemnification under this Section 10.

11.           POST-CLOSING AGREEMENTS.

11.1.        Employees.  The Target Companies shall permit Methode and the Buyers to have access to and contact with their employees and provide such cooperation and assistance as Methode may reasonably request in connection with the Buyers’ efforts to hire or retain such employees at the Closing and to minimize any disruption or adverse impact upon the relationship between the Target Companies and such employees arising from the transactions contemplated by this Agreement. Methode shall cause the Buyers to offer, on the Closing Date, employment as employees-at-will to all employees of Sellers on terms and conditions (including seniority) comparable to (or better than) those as enjoyed by such employees on the date of this Agreement (except that the terms of employment of any employees executing written employment agreements with the Buyers shall be as set forth in such employment agreements and the terms of the consulting agreement with the Shareholder shall be as set forth in the Consulting Agreement), and the Sellers shall terminate the employment of such employees as of the Closing Date. It shall be a condition precedent of employment by such Buyer that applicants complete all the standard procedures, forms and requirements (including drug testing, execution of the standard form of Inventions and Confidentiality Agreement used by Methode and background checks) of Methode as a precondition to commencing employment with such Buyer.  Nothing in this Section 11.1, express or implied, shall confer upon any current or former employee of any Seller or other Person or legal representative thereof any rights or remedies, including any right to employment, continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under or by reason of this Agreement.

Notwithstanding the foregoing, the parties acknowledge that the employees of Hetronic Europe shall, without further action by the parties, become employees of the Buyer acquiring the Purchased Assets of Hetronic Europe and the parties agree to promptly deliver to each employee of Hetronic Europe a written notice of the transfer of his or her employment to the applicable Buyer in accordance with Section 613a German Civil Code and to take such actions as may be required under applicable Law to notify such employees of the transactions hereunder.  Such automatic transfer of employees under applicable Law shall not affect the agreements between Methode and the Selling Parties hereunder with respect to the allocation of responsibility between the parties with respect to Liabilities relating to such employees (including the provisions of Sections 3.2 and 10.4(b)).

11.2.        Employee Benefit Plans.  Promptly after Closing, the Buyers shall use Reasonable Efforts to permit all employees of the Sellers hired by the Buyers pursuant to Section 11.1 (the “Hired Employees”) holding accounts established under the Savings Incentive Match Plan for Employees of Small Employers maintained by the Sellers (“SIMPLE IRA Plan”) to roll over their accounts from the SIMPLE IRA Plan into Methode’s existing 401(k) plan or retain such accounts independently.

11.3.        Sales after Closing.  After Closing, all inquiries regarding products of the Buyers, whether received by the Selling Parties or Affiliates of the Selling Parties, shall be promptly referred to the applicable Buyer.

11.4.        Confidentiality. The Selling Parties hereby acknowledge that all Trade Secrets included in the Acquired Assets shall be owned by the Buyers upon and following Closing and each Selling Party hereby further agrees that from and after the Closing, the Selling Parties will not directly or indirectly disclose to anyone (except as required by law or by a governmental or regulatory body, in which event such Selling Party shall use reasonable efforts to notify Methode in advance of such disclosure) such Trade Secrets, or use or exploit such Trade Secrets.

11.5.        Names Following the Closing.  Immediately following the Closing, the Selling Parties shall take such further actions as requested by Methode to file and make effective the

Name Change Filings and to otherwise allow each Buyer to make full use of the name “Hetronic” in any form or combination, and the Selling Parties shall not thereafter use such name or other names acquired by the Buyers hereunder or names confusingly similar thereto.

11.6.        Taxes and Expenses.  All sales, stamp and other transfer Taxes assessed by any Governmental Authority in connection with or arising from this Agreement shall be borne by the Selling Parties and  the Selling Parties shall indemnify, defend and hold the Buyers harmless from any such transfer Taxes.  All other costs and expenses shall be borne by the party incurring the particular cost or expense.

11.7.        Post-Closing Tax Preparation. Cooperation on Books and Records. The Selling Parties shall duly prepare and timely file all Tax Returns (and pay all corresponding Taxes) relating to the Selling Parties with respect to Tax periods up to the Closing Date with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, which Tax Returns shall be true and correct and prepared in accordance with applicable Law and will properly reflect the Taxes of the Selling Parties for the periods covered thereby.  In addition, upon Methode’s reasonable request, each of the Selling Parties shall (and shall cause their Affiliates to) cooperate and render, at its own expense, all assistance necessary to duly prepare and make available to the Governmental Authority all books and records for Tax purposes (including but not limited to a proper transfer pricing documentation) relating to the Selling Parties with respect to Tax periods up to the Closing Date if so required by any Governmental Authority.  In connection therewith, the Selling Parties shall provide to the Buyers (or permit the Buyers or any Governmental Authorities to utilize) all technical systems necessary to read such books and records kept in electronic or photo-optical form and make them accessible to any Governmental Authorities.

11.8.        Instruments of Further Assurance.  Each of the Selling Parties agrees, upon the request of Methode or any Buyer, from time to time after the Closing to execute and deliver, and cause their Affiliates to execute and deliver, to Methode or any Buyer all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to transfer and convey to the Buyers all right, title and interest to the Purchased Assets and Purchased Shares and to otherwise carry out the obligations of the Selling Parties hereunder.

11.9.        Pro-Ration of Expenses; Tax Refunds.  All real estate and personal property taxes, payroll taxes, worker’s compensation premium adjustments, utility payments, lease payments, insurance premiums, and other Taxes and other expenses and prepayments and relating to the ownership or use of the Acquired Assets (or conduct of the business of Hetronic Asia) and attributable to periods of time both before and after the Closing Date shall be prorated between the Selling Parties and the Buyers, as the case may be, as soon as a pro rata charge or credit is reasonably determinable and Selling Parties and the Buyers shall promptly reimburse the other for such pro rated amounts (except to the extent that such amounts are reflected in the Final Closing Statement). Without limitation to the foregoing, notwithstanding the effective dates set forth in the documents assigning any Contract (including leases) included within the Acquired Assets, the parties agree that all rent and other obligations arising under such Contracts shall be prorated as of the Closing Date. If Methode or Hetronic Asia receives a refund with respect to Taxes of Hetronic Asia relating to periods prior to the Closing Date or accruing due to events on or prior to or on the Closing Date (other than Taxes of Hetronic Asia reflected on the Final Closing Statement), Methode will pay the amount of such refund to Hetronic Holding within thirty (30) days of receipt.  If Hetronic Holding or any other Selling Party receives a refund with respect to Taxes of Hetronic Asia relating to periods after to the Closing Date or accruing due to events after the Closing Date (or with respect to Taxes of Hetronic Asia reflected on the Final Closing Statement), Hetronic Holding will pay the amount of such refund to Methode within thirty (30) days of receipt.

11.10.      Access to Records. The Buyers shall maintain the Acquired Records, and the Selling Parties shall maintain the Excluded Records, in each case for a period of three (3) years from and after the Closing Date, and each party shall, prior to permanently disposing of the records maintained by it pursuant to this Section 11.10, give at least sixty days written notice to the other parties of such disposal.  During such period as a party is required to maintain records pursuant to this Section 11.10, such party shall provide the other parties with reasonable access to such records and the right to make copies thereof; provided that to the extent that a party engages a third party to manage, maintain or store its records, the party seeking access to such records shall pay any access and/or copy fees charged by such third party.

11.11.      Access to Employees.  For a period of three years after the Closing, Methode shall permit Torsten Rempe to make himself (and such former employees of the Sellers to whom Torsten Rempe may in his discretion delegate such activities) available to the Sellers to a reasonable extent to provide such assistance as the Shareholder may reasonably request in winding up the Sellers’ affairs, provided that all requests for such assistance shall be directed to, and handled through, Torsten Rempe and further provided that such assistance does not materially interfere with the performance of their job responsibilities for the Buyers.  In addition, Methode shall not prohibit Simon Grima from continuing to hold the office of Managing Director of Hetronic Malta (as renamed) in order to execute such documents as the Sellers may require for so long as such activities do not materially interfere with his performance of his job responsibilities for the Buyers, provided that the Selling Parties acknowledge that Simon Grima’s continued activities as Managing Director of Hetronic Malta shall be at his discretion and Methode has no obligation to require him to continue to hold such office.  The Selling Parties acknowledge that other employees of the Sellers hired by the Buyers may be required to resign any offices held with the Sellers.

11.12.      Receivables. Buyers shall use Reasonable Efforts to collect all Receivables included in the Acquired Assets. In the event any of the Receivables included in the Acquired Assets remain uncollected twelve (12) months after the Closing Date, then Buyers shall provide the Sellers with a detailed list of such remaining uncollected Receivables included in the Acquired Assets and Buyers shall have the right to cause the Sellers to repurchase such uncollected Receivables identified in writing by Buyers for the nominal value of such uncollected Receivables (without any discount for collectability), provided that Sellers shall not be required to repurchase, in the aggregate, uncollected Receivables with a nominal value in excess of fifty percent of the nominal value of all remaining uncollected Receivables included in the Acquired Assets.  Upon repurchasing any Receivables as required under this Section 11.12, the Sellers shall have the right to pursue all available rights and remedies to collect such repurchased Receivables.

11.13.      Enforcement of Existing NDAs.  The Selling Parties agree that in the event that any third party violates or threatens to violate the terms of any Existing NDA after the Closing, the Selling Parties shall, to the extent requested in writing by the Buyers, enforce the terms of such Existing NDA against such third party and seek such equitable relief as the Buyers may reasonably request; provided that the Buyers shall reimburse the Selling Parties for their reasonable out-of-pocket costs and attorneys fees incurred at the Buyer’s request.  In the event that the Selling Parties learn of any violation of threatened violation of the terms of any Existing NDA after the Closing, the Selling Parties will promptly provide written notice of the same to the Buyers.

11.14.      Philippine Registration of Foreign Investment.  The Selling Parties will provide such assistance as Methode may reasonably request to assist the efforts of the Buyers to register the prior investment by Hetronic Holding and/or the current investment by the Buyers in Hetronic Asia’s capital stock to enable the Buyer to request and comply with such requirements imposed by the Bangko Sentral ng Pilipinas.

12.                               GENERAL PROVISIONS.

12.1.        Entire Agreement.  This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof.  Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

12.2.        Amendment; Waiver.  This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of Methode and the Shareholder. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

12.3.        Expenses.  Except as set forth in Section 2.4 of this Agreement, Methode and the Buyers, on one hand, and the Selling Parties, on the other hand, shall each pay its or their own expenses, including the expenses of its or their own legal counsel, investment bankers, brokers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

12.4.        Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telecopier, or air courier to the parties set forth below.  Such notices shall be deemed given:  at the time personally delivered, if delivered by hand or courier; on the fifth (5th) business day after being deposited in the mail, postage prepaid, if sent certified or registered mail; and when receipt is acknowledged by facsimile equipment if telecopied and if a copy is also promptly mailed by certified or registered mail.

If to Methode:	Methode Electronics, Inc.
7401 West Wilson Avenue
Chicago, Illinois 60706-4548

Attention: President and Chief Executive Officer
Telecopier: 708-867-3288

Copy to:	Locke Lord Bissell & Liddell LLP
111 South Wacker Drive
Chicago, Illinois 60606
Attention: James W. Ashley, Jr., Esq.
Telecopier: 312-443-0336

If to any Selling Party:	Mr. Max Heckl
12901 N. Frisco Road
Yukon, Oklahoma 73099
Telecopier: 214-853-5109

Copy to:	Kochman Donati & Charbonnet
12012 Wickchester Lane, Suite 310
Houston, Texas 77079
Attention: Philip J. Kochman
Telecopier: 713-871-2495

12.5.        Assignment.  Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party, whether or not by operation of law, without the prior written consent of the other parties hereto, provided that Methode may transfer or assign this Agreement to any Person succeeding to all or substantially all of the Acquired Assets or Purchased Shares by way of an asset sale, merger, reorganization or otherwise without the consent of any other parties, as long as such assignment becomes effective only after the disbursal of all funds held pursuant to the Escrow Agreement.  No assignment of this Agreement shall relieve the assigning party of its obligations under this Agreement or permit the assignee to assert rights broader or different than the assigning party would have been permitted to assert. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

12.6.        Severability.  If any term, provision, covenant or restriction in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions hereby be consummated as originally contemplated to the fullest extent possible.

12.7.        Counterparts; Facsimiles.  This Agreement and all documents referenced herein may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument. Each party is hereby authorized to rely upon and accept as an original any executed copy of this Agreement or other document referenced herein which is sent by facsimile, telegraphic or other electronic transmission.

12.8.        Construction.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.  Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require.  The use of the words “include,” “including” or variations thereof in this Agreement shall be by way of example rather than by limitation. The parties hereto acknowledge that all parties participated equally in the drafting and negotiation of this Agreement and were represented by counsel of their own choosing in connection therewith.  Consequently, this Agreement shall be construed without referencing to any rule of law, which provides that ambiguities in a contract are to be resolved against the drafter thereof.  The official language of this Agreement is, and shall continue for all purposes to be, the English language.

12.9.        Public Announcements.  No notices to third parties or other publicity, including press releases, employee notifications, vendor notifications and customer notifications, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, with each party approving any press release in writing prior to release; provided that nothing herein shall restrict or delay either party from issuing any press release or other publicity to the extent required by Law.

12.10.      No Third Party Beneficiaries.  Except for the provisions of Section 10 relating to indemnified parties under this Agreement, (i) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy or Claim or other right in excess of those existing without reference to this Agreement.

12.11.      Waiver of Trial by Jury.  The parties hereby knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in respect to any litigation arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party to this Agreement.  This provision is a material inducement for Methode and the Selling Parties entering into this Agreement.

12.12.      Cumulative Remedies.  All rights and remedies of the parties to this Agreement are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

12.13.      Governing Law; Jurisdiction.  This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Delaware, excluding any choice of law rules which may direct the application of the laws of another jurisdiction. The parties hereby covenant and agree that any and all actions arising out of or related to this Agreement shall be brought and maintained in the federal and state courts sitting in Harris County, Texas, and each party to this Agreement hereby irrevocably consents and submits to the exclusive jurisdiction of and the service of process from such courts for any and all such actions.

12.14.      Authority of the Shareholder to Bind the Selling Parties. Each the Selling Party acknowledges and agrees that the Shareholder shall have sole authority on behalf of each of and all of the Selling Parties to agree to, dispute or otherwise handle all matters relating to this Agreement, including matters relating to the Closing Statement, the Independent Accounting Firm, the assertion, waiver or defense of claims under Section 10, amendment of this Agreement pursuant to Section 12.2 and otherwise, in each case as the Shareholder deems appropriate in his sole and absolute discretion.  Each Selling Party hereby agrees that any determination by the Shareholder with respect to any matters relating to this Agreement shall be conclusive and binding upon such Selling Party.

12.15.      Schedules. Any disclosure in a schedule to this Agreement with respect to a Section of this Agreement shall be deemed to be disclosed for other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  No reference to or disclosure of any item or other matter in any schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties to this Agreement on the day and year first above written.

HETRONIC HOLDING LLC		HETRONIC INTERNATIONAL, INC.

By:	/s/ Max Heckl	By:	/s/ Torsten Rempe
Name:	Max Heckl	Name:	Torsten Rempe
Title:	President	Title:	President

HETRONIC USA INC.		HETRONIC WEST, INC.

By:	/s/ Torsten Rempe	By:	/s/ Torsten Rempe
Name:	Torsten Rempe	Name:	Torsten Rempe
Title:	President	Title:	President

HETRONIC MALTA LIMITED		HETRONIC EUROPE GMBH

By:	/s/ Simon Grima	By:	/s/ Nicole Heckl
Name:	Simon Grima	Name:	Nicole Heckl
Title:	Managing Director	Title:	Managing Director

/s/ Max Heckl
Max Heckl

METHODE ELECTRONICS, INC.

By:	/s/ Donald Duda
Name:	Donald Duda
Title:	President and Chief Executive Officer

[Asset and Share Purchase Agreement Signature Page]

APPENDIX OF DEFINITIONS

The following definitions shall be applicable for purposes of the Agreement except as otherwise specifically provided to the contrary in the text of the Agreement.

“Affiliates” of a Person shall mean any Person controlling, controlled by or under common control with that Person.  “Control” for this purpose shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract, or otherwise.

“Acquired Assets” shall mean the Purchased Assets and all of the assets and properties wherever situated, of Hetronic Asia.

“Acquired Liabilities” shall mean the Assumed Liabilities and all of the Liabilities of Hetronic Asia as of the Closing.

“CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Claim” shall mean any action, suit, claim, proceeding, investigation, hearings, audit, charge, complaint, demand, injunction, judgment, order, decree, ruling, loss, Tax, Lien, Liability, assessment, fine, penalty, amount paid in settlement, damage, cost or expense (including court costs, reasonable attorneys’ fees, expert fees, travel expenses, court costs and other expenditures).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” shall mean any oral or written contract, agreement, lease, indenture, commitment or understanding (including purchase orders, sales orders and supply contracts).

“Employee Plan” shall mean any pension, retirement, savings, accident, disability, medical, dental, health, life (including any individual life insurance policy to which any Target Company makes premium payments, whether or not such party is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, compensation, deferred compensation, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, bonus, incentive, leave of absence, layoff, vacation pay or sick day, severance, separation, dependent care, legal services, cafeteria, or other employee benefit plan, trust, contract, agreement, practice, policy, commitment or arrangement of any kind, whether any of the foregoing is funded, insured or self-funded, for the benefit of a single individual or more than one individual, written or oral, (a) to which any Target Company is a party or by which any Target Company (or any of its rights, properties or assets) is bound, or (b) with respect to which any Target Company has made any payments, contributions or commitments, or may otherwise have any liability (whether or not any such party still maintains such plan, trust, arrangement, contract, agreement, policy or commitment), including, any Welfare Plan, any Pension Plan and any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Environment” shall mean surface waters, groundwaters, surface water sediment, soil, subsurface strata, ambient air and other environmental medium.

1

“Environmental Claims” shall mean any and all actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of Liability or potential Liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, Environmental Permit or any Hazardous Material or arising from any alleged injury to threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any Law relating to pollution or protection of the Environment, health, safety or natural resources or to the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials, including CERCLA.

“Environmental Permit” shall mean any permit, approval, identification number, license, or other authorization or application therefor required to operate any Target Company’s business under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” shall mean any United States federal, state, municipal or local or any non-U.S. government, governmental, regulatory or administrative authority, state enterprise, department, agency, commission, board, bureau, or instrumentality (or political subdivision thereof) or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, dangerous or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore, radioactive materials, asbestos or asbestos-containing materials, and polychlorinated biphenyls.

“Indebtedness” of any Person shall mean all obligations (whether interest, principal, fees, penalties or otherwise) and Liabilities consisting of, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) obligations evidenced by debt securities bonds, debentures, notes or other similar instruments; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; (d) any unsatisfied obligation of such Person for “withdrawal liability” to a “multiemployer plan,” as such terms are defined under ERISA; (e) obligations with respect to letters of credit issued for such Person’s account, (f) secured by a Lien; or (viii) arising from any guaranty for any of the foregoing, including a guarantee in the form of an agreement to repurchase or reimburse.

“Intellectual Property” shall mean (a) all trademarks, service marks, certification marks, trade dress, logos, trade names, Internet domain names, and corporate names, together with all

2

translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works (whether or not published or registered), all copyrights, mask works, derivative works thereof, and all applications, registrations, and renewals in connection therewith, (c) all Trade Secrets; (d) all patents and patent applications, and all divisions, reissues, continuations, extensions, and continuations-in-part thereof, and all inventor’s certificates and utility models, (e) all computer software (including data and related documentation), (f) and all other forms of intellectual property or proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventories” shall mean all inventories, including all raw materials, supplies, work-in-process, and finished goods, including any of the foregoing which have been purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“IRS” shall mean the Internal Revenue Service.

“Key Employees” shall mean Simon Grima, Hans-Ullrich John and Torsten Rempe.

“Knowledge”  The phrase “to Sellers’ Knowledge” or similar phrases shall mean those facts and circumstances known to the Shareholder or any of the Key Employees, in each case after due inquiry by such persons to those employees of the Target Companies who in the ordinary course of their duties would be reasonably likely to have knowledge of the facts or circumstances in question.

“Law(s)” shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment.

“Liability” shall mean any debt, obligation, assessment, fine, penalty, damage, cost, expense or other liability, whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, and whether due or to become due.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest, encumbrance or other third party interest or claim of any nature whatsoever, including to the foregoing in the case of real property, any rights-of-way, building use restrictions, exceptions, variances, reservations, or limitations of any nature.

“Material Adverse Effect” shall mean a material adverse effect upon or change in (i) the business, affairs, properties, assets, Liabilities, financial condition or results of operation of any Target Company, (ii) the continued conduct of the business of any Target Company, as presently conducted, or (iii) the ability of the Parties to consummate the transaction contemplated by this Agreement.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

3

“Organizational Documentation” of a Person shall mean the certificate of incorporation, certificate of formation, articles of incorporation, by-laws, operating agreement or other organic document of such Person.

“Pension Plan” shall have the meaning defined in Section 3(2) of ERISA.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority (or department, agency or political subdivision thereof) or any other person or entity.

“Reasonable Efforts” shall mean the good faith effort that a Person ordinarily would use, apply or exercise to protect his own rights and business, provided that when used in connection with the obtaining of a consent, approval or other act of an unaffiliated third party or Governmental Authority, “reasonable efforts” shall not require the commencement of litigation against or acquisition of control of such third party or the assets or obligations requiring such consent, the acceleration of payment of any indebtedness or the payment of money.

“Receivables” shall mean all trade receivables, note receivables and other accounts receivable.

“Release” shall mean actual disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, and the like into or upon any land or water or air or otherwise into the Environment.

“Remedial Action” shall mean any investigation, assessment, monitoring, treatment, response, excavation, removal, remediation, or cleanup of Hazardous Materials in the Environment.

“Subsidiary” shall mean any Person with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or individuals exercising similar functions).

“Taxes” shall mean all federal, state, local and foreign income, excise, property, sales, use, payroll, intangibles, franchise, gross receipts, license, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, profits, withholding, social security, unemployment, disability, real property, personal property, transfer, registration, value added, alternative or add-on minimum and other taxes, fees, assessments or charge of whatever nature, and all penalties and interest related thereto, whether disputed or not, including tax withholdings or amounts paid to any Person or Liabilities for taxes as a result of being a member of a unitary, consolidated or similar group or as a result of being a party to any tax sharing, tax indemnity, tax allocation or similar agreement or arrangement.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4

“Target Company Intellectual Property” shall mean any and all Intellectual Property owned by, licensed by or used by any Target Company or Target Companies, including all Intellectual Property incorporated into the radio remote control products developed, manufactured, marketed or sold by the Target Companies, the corporate and trade name “Hetronic,” derivatives and all telephone numbers of the Target Companies, including those rights described in Schedule 5.19 hereto.

“Trade Secrets” shall mean all trade secrets and confidential business information including all inventions, compositions, manufacturing and production processes and techniques, business methods, processes and techniques (in each case whether or not patentable), discoveries, developments, ideas, concepts, research and development, databases, shoprights, designs, formulae, methods, processes, designs, drawings, blueprints, engineering computer information, specifications, and items of proprietary know-how, information or data; prospect lists, customer lists, supplier lists, projections, analyses and market studies, pricing and cost information, and business and marketing plans and proposals; and all other proprietary rights; provided that “Trade Secrets” do not include non-proprietary information, know-how or processes otherwise available to the industry or the public.

“Welfare Plan” shall have the meaning defined in Section 3(1) of ERISA.

5

ASSET AND SHARE PURCHASE AGREEMENT

by and among

METHODE ELECTRONICS, INC.;

HETRONIC HOLDING LLC

and certain of its affiliates

and

Max Heckl

Dated as of September 30, 2008

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF ASSETS AND SHARES		2
	1.1.	Agreement to Purchase and Sell Assets	2
	1.2.	Agreement to Purchase and Sell Shares	3
	1.3.	Excluded Assets	4
	1.4.	Documentation	5
2.	CONSIDERATION		5
	2.1.	Purchase Price	5
	2.2.	Reconciliation of Net Book Value	5
	2.3.	Settlement	6
	2.4.	Independent Accounting Firm	7
	2.5.	Allocation of Purchase Price	7
3.	ASSUMED LIABILITIES AND EXCLUDED LIABILITIES		8
	3.1.	Assumed Liabilities	8
	3.2.	Excluded Liabilities	8
4.	CLOSING		8
	4.1.	Closing	8
	4.2.	Closing Deliverables	9
	4.3.	Closing Payment	9
	4.4.	Location and Effective Time of Closing	9
5.	REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES		10
	5.1.	Organization and Good Standing	10
	5.2.	Enforceability and Authorization	10
	5.3.	No Conflict; Consents	10
	5.4.	Capitalization and Ownership; Corporate Matters	11
	5.5.	Financial Statements	12
	5.6.	Books and Records	12
	5.7.	No Undisclosed Liabilities	12
	5.8.	Absence of Certain Changes	13
	5.9.	Tax Matters	15
	5.10.	Title to Assets	16
	5.11.	Real Estate and Leases	16
	5.12.	Material Contracts	17
	5.13.	Receivables	18
	5.14.	Inventories	19
	5.15.	Litigation	19
	5.16.	Insurance	19
	5.17.	Employment and Labor Matters	19
	5.18.	Employee Benefits	20
	5.19.	Intellectual Property	21
	5.20.	Legal Compliance	23
	5.21.	Approvals	23
	5.22.	Transactions with Affiliates	23
	5.23.	Environmental Matters	24
	5.24.	Product Liability and Warranty Matters	25

i

	5.25.	Principal Customers and Suppliers	26
	5.26.	Solvency	26
	5.27.	Material Adverse Affect	26
	5.28.	Disclosure	26
6.	REPRESENTATIONS AND WARRANTIES OF METHODE		26
	6.1.	Organization	27
	6.2.	Enforceability and Authorization	27
	6.3.	No Conflict; Methode Consents	27
7.	INTENTIONALLY OMITTED		28
8.	CONDITIONS TO CLOSING		28
	8.1.	Mutual Conditions	28
	8.2.	Conditions to Methode’s Obligations	28
	8.3.	Conditions to the Selling Parties’ Obligations	31
	8.4.	Payment	32
9.	TERMINATION		32
	9.1.	Termination of Agreement Prior to Closing	32
	9.2.	Effect of Termination Prior to Closing	33
10.	INDEMNIFICATION		33
	10.1.	Limited Indemnification Obligations of Methode	33
	10.2.	General Indemnification Obligations of Methode	33
	10.3.	Limited Indemnification Obligations of the Selling Parties	34
	10.4.	General Indemnification Obligations of the Selling Parties	35
	10.5.	Nature and Survival of Representations and Warranties	36
	10.6.	Limitations on Indemnification Obligations	36
	10.7.	Method of Asserting Claims	37
	10.8.	Setoff; Payment of Claims	38
	10.9.	Treatment of Claims	38
	10.10.	Insurance Recoveries	38
11.	POST-CLOSING AGREEMENTS		38
	11.1.	Employees	38
	11.2.	Employee Benefit Plans	39
	11.3.	Sales after Closing	39
	11.4.	Confidentiality	39
	11.5.	Names Following the Closing	39
	11.6.	Taxes and Expenses	40
	11.7.	Post-Closing Tax Preparation	40
	11.8.	Instruments of Further Assurance	40
	11.9.	Pro-Ration of Expenses; Tax Refunds	40
	11.10.	Access to Records	41
	11.11.	Access to Employees	41
	11.12.	Receivables	41
	11.13.	Enforcement of Existing NDAs	42
	11.14.	Philippine Registration of Foreign Investment	42
12.	GENERAL PROVISIONS		42
	12.1.	Entire Agreement	42
	12.2.	Amendment; Waiver	42

12.3.	Expenses	42
12.4.	Notices	42
12.5.	Assignment	43
12.6.	Severability	43
12.7.	Counterparts; Facsimiles	43
12.8.	Construction	44
12.9.	Public Announcements	44
12.10.	No Third Party Beneficiaries	44
12.11.	Waiver of Trial by Jury	44
12.12.	Cumulative Remedies	44
12.13.	Governing Law; Jurisdiction	45
12.14.	Authority of the Shareholder to Bind the Selling Parties	45
12.15.	Schedules	45

EXHIBITS

Exhibit A	Form of Adjusted Net Book Value Calculation
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Ampcontrol Agreement
Exhibit D	Forms of German Distribution Agreements
Exhibit E	Form of Consulting Agreement
Exhibit F	Form of Noncompetition and Confidentiality Agreement
Exhibit G	Forms of Opinion of Counsel to Hetronic Asia
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Lease Addendum
Exhibit J	Intentionally Omitted
Exhibit K	Form of German Local Transfer Agreement
Exhibit L	Form of Hetronic Deutschland Intercompany Assignments

SCHEDULES

Schedule 1.1.1	Machinery and Equipment
Schedule 1.1.4	Assigned Contracts
Schedule 1.3	Excluded Contracts and Assets
Schedule 2.5	Allocation of Purchase Price
Schedule 5.1	Organization and Good Standing
Schedule 5.3	No Conflict; Consents
Schedule 5.4.1	Ownership of Sellers
Schedule 5.4.2	Capitalization and Ownership of Hetronic Asia
Schedule 5.4.3	Hetronic Asia Company Matters
Schedule 5.5	Financial Statements
Schedule 5.7	No Undisclosed Liabilities
Schedule 5.8	Absence of Certain Changes

Schedule 5.9	Tax Matters
Schedule 5.10	Title to Assets
Schedule 5.11	Real Estate and Leases
Schedule 5.12	Material Contracts
Schedule 5.13	Receivables
Schedule 5.15	Litigation
Schedule 5.16	Insurance
Schedule 5.17	Employment and Labor Matters
Schedule 5.18	Employee Benefits
Schedule 5.19	Intellectual Property
Schedule 5.20	Legal Compliance
Schedule 5.21	Approvals
Schedule 5.22	Transactions with Affiliates
Schedule 5.23	Environmental Matters
Schedule 5.24	Product Liability and Warranty Matters
Schedule 5.25	Principal Customers and Suppliers
Schedule 6.1	Organization and Good Standing
Schedule 6.3	No Conflict; Consents
Schedule 8.2.3	Required Consents and Approvals

EXHIBIT A
FORM OF ADJUSTED NET BOOK VALUE CALCULATION

See attached.

EXHIBIT B
FORM OF EMPLOYMENT AGREEMENT

See attached.

EXHIBIT C
FORM OF AMPCONTROL AGREEMENT

See attached.

EXHIBIT D
FORMS OF GERMAN DISTRIBUTION AGREEMENTS

See attached.

EXHIBIT E
FORM OF CONSULTING AGREEMENT

See attached.

EXHIBIT F
FORM OF NONCOMPETITION AND CONFIDENTIALITY AGREEMENT

See attached.

EXHIBIT G
FORM OF OPINION OF COUNSEL TO HETRONIC ASIA

See attached.

EXHIBIT H
FORMS OF ESCROW AGREEMENTS

See attached.

EXHIBIT I
FORM OF LEASE ADDENDUM

See attached.

EXHIBIT J

Intentionally Omitted

EXHIBIT K
FORM OF GERMAN LOCAL TRANSFER AGREEMENT

See attached.

EXHIBIT L
FORM OF HETRONIC DEUTSCHLAND INTERCOMPANY ASSIGNMENTS

See attached.

SCHEDULES

See attached.